Exhibit 10.2
ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE LIENS AND SECURITY INTERESTS SECURING THE OBLIGATIONS, THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, AND CERTAIN OF THE RIGHTS OF THE CREDIT PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF APRIL 7, 2015 (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BY AND BETWEEN BMO HARRIS BANK N.A., AS FIRST LIEN LENDER, AND VICTORY PARK MANAGEMENT, LLC, AS SECOND LIEN AGENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS SECOND LIEN CREDIT AND SECURITY AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

SECOND LIEN CREDIT AND SECURITY AGREEMENT

Dated as of April 7, 2015

among

KATY INDUSTRIES, INC., A DELAWARE CORPORATION

CONTINENTAL COMMERCIAL PRODUCTS, LLC, A DELAWARE LIMITED LIABILITY COMPANY,

FTW HOLDINGS, INC., A DELAWARE CORPORATION,

FORT WAYNE PLASTICS, INC., AN INDIANA CORPORATION,
as Borrowers,

21557355 ONTARIO INC., AN ONTARIO CORPORATION,

CCP CANADA, INC., AN ONTARIO CORPORATION,
as Guarantors,

VICTORY PARK MANAGEMENT, LLC,
as Agent

and

VPC SBIC I, LP,
as a Lender

i

 (continued)

6.03	Governmental Authorization; Other Consents	55
6.04	Binding Effect	56
6.05	Financial Statements; No Material Adverse Effect	56
6.06	Litigation	56
6.07	No Default	57
6.08	Ownership of Property; Liens	57
6.09	Environmental Compliance	57
6.10	Insurance	58
6.11	Taxes	58
6.12	ERISA Compliance	58
6.13	Subsidiaries; Equity Interests	60
6.14	Margin Regulations; Investment Company Act	60
6.15	Disclosure	60
6.16	Compliance with Laws	60
6.17	Intellectual Property; Licenses, Etc	61
6.18	Labor Matters	61
6.19	Deposit Accounts and Securities Accounts	62
6.20	[Reserved]	62
6.21	Anti-Terrorism Laws and Foreign Asset Control Regulations	62
6.22	Brokers	62
6.23	Customer and Trade Relations	62
6.24	Material Contracts	62
6.25	Casualty	63
6.26	Senior Indebtedness	63

ARTICLE VII AFFIRMATIVE COVENANTS		63
7.01	Financial Statements	63
7.02	Compliance Certificate; Other Information	64
7.03	Notices	65
7.04	Payment of Obligations	67
7.05	Preservation of Existence, Etc	67
7.06	Maintenance of Properties	67
7.07	Maintenance of Insurance	67
7.08	Utilization of Net Proceeds	69
7.09	Compliance with Laws	70
7.10	Books and Records	70
7.11	Inspection Rights and Appraisals; Meetings with the Agent and Lenders	70
7.12	Use of Proceeds	71
7.13	New Domestic Subsidiaries and Qualifying Foreign Subsidiaries	71
7.14	New Foreign Subsidiaries	72
7.15	Compliance with ERISA	72
7.16	Further Assurances	72
7.17	Licenses	72
7.18	Environmental Laws	73
7.19	Landlord and Storage Agreements	73
7.20	Material Contracts	73
7.21	[Reserved]	73

 (continued)

7.23	First Lien Debt	73
7.24	Board Observation Rights	74
7.25	Information Technology	74

ARTICLE VIII NEGATIVE COVENANTS		75
8.01	Liens	75
8.02	Indebtedness	76
8.03	Investments	78
8.04	Fundamental Changes	79
8.05	Dispositions	79
8.06	Restricted Payments	81
8.07	Change in Nature of Business	81
8.08	Transactions with Affiliates	81
8.09	Burdensome Agreements	82
8.10	Use of Proceeds	82
8.11	Prepayment of Indebtedness; Amendment to Material Agreements	82
8.12	Financial Covenants	83
8.13	Creation of New Subsidiaries	85
8.14	Securities of Subsidiaries	85
8.15	Sale and Leaseback	85
8.16	Acquisitions	85
8.17	Inactive	85
8.18	Management Fees	86
8.19	Centrex Earnout	86

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		86
9.01	Events of Default	86
9.02	Remedies Upon Event of Default	89
9.03	License	90
9.04	Limitation of Remedies	90

ARTICLE X THE AGENT		91
10.01	Appointment and Authority	91
10.02	Rights as a Lender	91
10.03	Exculpatory Provisions	91
10.04	Reliance by Agent	92
10.05	Delegation of Duties	92
10.06	Resignation of Agent	93
10.07	Non-Reliance on Agent and Other Lenders	93
10.08	Agent May File Proofs of Claim	93
10.09	Collateral and Guaranty Matters	95
10.10	Notice of Transfer	95
10.11	Reports and Financial Statements	95
10.12	Agency for Perfection	96
10.13	Indemnification of Agent	96
10.14	Intercreditor Agreement; Subordination Agreements	96

 (continued)

ARTICLE XI MISCELLANEOUS		96
11.01	Amendments, Etc	96
11.02	Notices; Effectiveness; Electronic Communication	98
11.03	No Waiver; Cumulative Remedies	100
11.04	Expenses; Indemnity; Damage Waiver	100
11.05	Marshalling; Payments Set Aside	101
11.06	Successors and Assigns	101
11.07	Treatment of Certain Information; Confidentiality	103
11.08	Right of Setoff	104
11.09	Interest Rate Limitation	104
11.10	Counterparts; Integration; Effectiveness	105
11.11	Survival	105
11.12	Severability	105
11.13	Governing Law; Jurisdiction; Etc	105
11.14	Waiver of Jury Trial	106
11.15	Electronic Execution of Assignments and Certain Other Documents	106
11.16	USA PATRIOT Act Notice	106
11.17	No Advisory or Fiduciary Responsibility	107
11.18	Attachments	107

SCHEDULES
1.01A	Fiscal Periods
1.01B	Agent’s Office
1.01C	Mortgaged Property
4.01	Commercial Tort Claims
4.02	Pledged Interests
4.06	Information Regarding Collateral; Chief Executive Office; Etc.
5.01	Good Standing and Foreign Qualification Jurisdictions
6.06	Litigation
6.08(b)(1)	Owned Real Estate
6.08(b)(2)	Leased Real Estate
6.09	Environmental Matters
6.10	Insurance
6.12(d)	Pension Plans
6.13	Subsidiaries; Other Equity Investments
6.18	Labor Matters
6.19	Deposit Accounts and Securities Accounts
6.24	Material Contracts
7.02	Borrower Website Address
8.01	Existing Liens
8.02	Existing Indebtedness
8.03	Existing Investments

EXHIBITS	Form of
A	Second Lien Term Loan Note
B	[Reserved]
C	Compliance Certificate
D	[Reserved]
E-1	US Tax Compliance Certificate
E-2	US Tax Compliance Certificate
E-3	US Tax Compliance Certificate
E-4	US Tax Compliance Certificate
F	Assignment and Assumption

v

SECOND LIEN CREDIT AND SECURITY AGREEMENT

This SECOND LIEN CREDIT AND SECURITY AGREEMENT (this “Agreement”) is entered into as of April 7, 2015, among Katy Industries, Inc., a Delaware corporation (the “Company;”), Continental Commercial Products, LLC, a Delaware limited liability company, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation (each of the foregoing, together with each other Person that joins this Agreement as a “Borrower”, individually and collectively, “Borrower” or “Borrowers”), the other Persons that are or hereafter become parties to this Agreement as Guarantors, VPC SBIC I, LP (in its individual capacity, “VPC”), as a Lender, the other financial institutions and other entities that are or hereafter become parties to this Agreement as Lenders, and Victory Park Management, LLC (in its individual capacity, “VPM”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns, “Agent”).

Preliminary Statements

A.                 The Borrowers have requested that the Lenders provide a credit facility to the Borrowers to finance their mutual and collective business enterprise.

B.                  The Guarantors are willing to guaranty the Obligations of the Borrowers under the Loan Documents.

C.                  The Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01             Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Debtor” means any Person who is or may become obligated under or on account of any Account, contract right, Chattel Paper or General Intangible.

“Acquisition” means the acquisition of (a) a controlling equity or other ownership interest in another Person, whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 1.01B, or such other address or account with respect to such currency as the Agent may from time to time notify to the Borrower Agent.

“Agreement” means this Second Lien Credit and Security Agreement, as amended, restated, extended, renewed or otherwise modified from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“ALTA Survey” means a survey reasonably satisfactory to the Agent prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2011, known as the “Minimum Standard Detail Requirements of Land Title Surveys” and in sufficient form to satisfy the requirements of any applicable title insurance company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate.

“Amortization Amount” has the meaning set forth in Section 2.04.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Agent, in substantially the form of Exhibit F or any other form approved by the Agent.

“Assumed Indebtedness” means Indebtedness of a Person which is (a) in existence at the time such Person becomes a Subsidiary of the Company or (b) is assumed in connection with an Investment in or Acquisition of such Person, and, in each case, has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the Fiscal Year ended December 31, 2014, and the related consolidated statements of income or operations, retained earnings and cash flows for such Fiscal Year of the Company and its Subsidiaries, including the notes thereto.

“Auditor” has the meaning specified in Section 7.01(a).

“Bankruptcy Code” means Title 11 of the United States Code.

“Borrower Agent” has the meaning specified in Section 2.12(g).

“Borrower’s Deposit Account” has the meaning specified in Section 7.08(b).

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing of Loans made on the Closing Date by the Lenders according to their respective Term Loan Commitments.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of property, to the extent owned by any Borrower free and clear of all Liens (other than Liens created under the Security Instruments):

(a)           cash, denominated in Dollars or Canadian Dollars;

(b)           readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(c)           commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s nor S&P shall be rating such obligations;

(d)           insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above (without regard to the proviso), (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $500,000,000;

(e)           readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s; and

(f)            readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above.

“Cash Interest Rate” means a rate per annum equal to, on any day, the sum of (x) the LIBOR (One Month) Rate then in effect, plus (y) 9.50%.

“Casualty” means any act or occurrence of any kind or nature that results in any loss, destruction, or damage to any asset or property.

“CCP” means Continental Commercial Products, LLC, a Delaware limited liability company.

“Centrex Acquisition” means the acquisition provided for in the Centrex Purchase Agreement.

“Centrex Acquisition Documents” means the Centrex Purchase Agreement, the Transition Services Agreement, and all other material documents, agreements, bills of sale and certificates, including those executed between or among any of the Loan Parties and the Sellers, delivered in connection with the Centrex Acquisition.

“Centrex Earnout” means the deferred payment obligations of CCP arising under Section 2.10 of the Centrex Purchase Agreement.

“Centrex Earnout Payments” means the “Cabinet Payments” (as defined in the Centrex Purchase Agreement) and any other payment in respect of the Centrex Earnout.

“Centrex Earnout Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date by and among the Agent, certain of the Loan Parties and the Sellers in respect of certain payments, including the Centrex Earnout Payments.

“Centrex Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the Closing Date, by and among CCP, the Sellers and Terrence L. Reinhart, pursuant to which CCP will acquire certain of the assets of the Sellers with respect to the Business (as defined therein).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           The Equity Investor shall cease to own and control, beneficially and of record both (assuming all of the preferred stock owned by the Equity Investor is converted to common stock) (i) in excess of 51% of the issued and outstanding Equity Interests of the Company, and (ii) a sufficient percentage of the issued and outstanding Equity Interests of the Company to control its board of directors;

(b)           Other than the Equity Investor, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 51% or more of the Equity Interests of the Company on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(c)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(d)          The Company shall fail to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Equity Interests of each of its Subsidiaries, except where such failure is the result of a transaction permitted under the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and official guidance thereunder.

“Collateral” means, collectively, certain personal property of the Borrowers or any other Person in which the Agent or any Credit Party is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document, but expressly excluding, for the avoidance of doubt, the Excluded Assets and the Excluded Deposit Accounts.

“Company” means Katy Industries, Inc., a Delaware corporation.

“Competitor” means any Person that is an operating company constituting a plastic manufacturer, an importer and distributor of products for the commercial janitorial/sanitary maintenance, industrial and foodservice markets, a distributor of home and tool storage products or a distributor of plastic shelving or cabinets, in each case in the ordinary course of its business and in geographic locations and otherwise under circumstances that would be reasonably considered to compete with the Borrowers’ primary business and which, prior to the making of any assignment of Loans, or granting a participation interest in Loans, to such Person shall have been identified in writing to the Agent by the Borrowers.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Condemnation” means any seizure or taking of title to, use of, or any other interest in any asset or property, or confiscation of such asset or property or the requisition of the use of such asset or property, under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation whenever made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Consolidated” or “consolidated” means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries excluding from Consolidated EBITDA the Inactive Subsidiaries.

“Consolidated Capital Expenditures” means, with respect to the Company and its Subsidiaries on a Consolidated basis, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary during such period for items which should be capitalized under GAAP, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized; provided, that Consolidated Capital Expenditures shall exclude (i) any Financed Capital Expenditures, (ii) any expenditures for equipment or other property purchased simultaneously or substantially concurrently with the trade-in of existing equipment or property owned by any Borrower or any of its Subsidiaries except to the extent such expenditures exceeds the amount of credit received for such trade-in, and (iii) Facility Relocation Capital Expenditures to the extent not in excess of $3,900,000 in the aggregate during the term of this Agreement.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, (a) in each case to the extent deducted in determining such Consolidated Net Income, without duplication, (i) Consolidated Interest Charges (net of interest income for such period of the Company and its Subsidiaries) for such period, (ii) federal, state, local and foreign income tax expense for such period, net of income tax credits, (iii) depreciation and amortization for such period, (iv) non-cash compensation expense, or other non-cash expenses or charges, for such period arising from the granting of stock options, stock appreciation rights or similar equity arrangements, (v) if agreed upon in writing by the Agent, non-cash expenses or losses and other non-cash charges incurred (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months), (vi) LIFO reserves established during such period, (vii) Management Fees which have been expensed in such period, and (viii) the reasonable costs and expenses incurred by the Loan Parties in connection with the negotiation, documentation and closing of the Centrex Acquisition in an aggregate amount not to exceed $120,000 in total during the term of this Agreement and incurred no later than sixty (60) days after the Closing Date, minus (b) (i) non-cash income, gains or profits or LIFO reserves terminated during such period, in each case as determined for the Company and its Subsidiaries on a Consolidated basis, and (ii) Facility Relocation Expenses incurred and paid in cash for such period (net of (x) up to $534,000 in tenant improvement proceeds actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) under the Jefferson City Lease during such period and (y) up to $500,000 actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) from the City of Jefferson for building improvements at the premises leased under the Jefferson City Lease); provided that, for any period that includes a material Disposition or the Centrex Acquisition, the calculation of Consolidated EBITDA shall be subject to the adjustments set forth in Sections 1.03(c) and1.03(d).  Notwithstanding the foregoing, Consolidated EBITDA for the applicable Fiscal Quarter end as set forth in the table below shall be deemed to be the respective amount as follows:

Fiscal Quarter Ending on or Closest To	Consolidated EBITDA
September 30, 2014	$3,514,000
December 31, 2014	$1,669,000
March 31, 2015	$1,417,000

“Consolidated Fixed Charge Coverage Ratio” means the ratio, determined on a Consolidated basis for the Company and its Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus Consolidated Capital Expenditures to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Charges paid or required to be paid in cash during such period, (b) all principal repayments made or required to be made of Consolidated Funded Indebtedness during such period, but excluding any repayments of principal of any “Revolving Loans” under the First Lien Credit Agreement  and further excluding any such payments to the extent constituting a refinancing of such Consolidated Funded Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02, (c) all Restricted Payments made in cash during such period, (d) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Company and its Subsidiaries, during such period, (e) cash contributions made to any Pension Plan or any Foreign Plan (to the extent not deducted in the calculation of the Consolidated Net Income) during such period, (f) the Monthly Equipment Amortization Amount during such period, (g) the Monthly Real Estate Amortization Amount during such period, (h) Management Fees paid in cash in such period and (i) all payments made in cash in respect of the Centrex Earnout (including Centrex Earnout Payments) during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby and commercial letters of credit (excluding the undrawn amount thereof), bankers’ acceptances, bank guaranties (excluding the amounts available thereunder as to which demand for payment has not yet been made), surety bonds (excluding the amounts available thereunder as to which demand for payment has not yet been made) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and trade accounts payable acquired pursuant to the Centrex Acquisition), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, (g) all Subordinated Indebtedness, and (h) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, to the extent such Indebtedness is recourse to the Company or such Subsidiary.

“Consolidated Interest Charges” means, with respect to the Company and its Subsidiaries for any period ending on the date of computation thereof, the gross interest expense of the Company and its Subsidiaries, including without limitation (a) the current amortized portion of all fees (including fees payable in respect of any Swap Contract in the nature of an interest rate hedge and all fees payable in respect of any letter of credit) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (b) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a Consolidated basis; provided, however, that Consolidated Interest Charges shall include the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a Consolidated basis, the net income after taxation of the Company and its Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the Ordinary Course of Business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary or nonrecurring gain or income (or expense), including any compensation charge incurred in connection with the Centrex Acquisition and any Facility Relocation Expenses whether or not accrued or expensed; provided, that, the following shall be excluded from Consolidated Net Income, without duplication: (x) the net income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent of the amount of dividends or distributions are not actually paid to the Company or a Subsidiary in cash, (y) net income or loss of any Person in which any other Person (other than the Company or a Subsidiary) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period and (z) any Person the ability of which to make Restricted Payments is restricted by any Restrictive Agreement, except to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Subsidiary by such Person during such period.  For the avoidance of doubt, Facility Relocation Expenses shall be excluded from the net income of the Company and its Subsidiaries for the purpose of calculating Consolidated Net Income.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Consolidated Funded Indebtedness, (ii) all Indebtedness consisting of Loans, and First Lien Debt to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes, if any.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agreement” means, with respect to any Deposit Account, any Securities Account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Agent, among the Agent, the First Lien Lender, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Borrower maintaining such account, effective to grant “control” (as defined under the applicable UCC or the Securities Transfer Act, 2006, (Ontario)) over such account to (a) the First Lien Lender, until the Payment in Full of First Lien Priority Debt, and (b) the Agent.

“Controlled Account Bank” means each bank with whom Deposit Accounts are maintained in which any funds of any of the Borrowers are concentrated and with whom a Control Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Controlled Deposit Account” means each Deposit Account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Borrower with a financial institution approved by the Agent.

“Controlled Investment Affiliates” means, with respect to the Equity Investor, any fund or investment vehicle that is both (i) organized by the Equity Investor or an Affiliate of the Equity Investor for the purpose of making equity or debt investments in one or more companies and (ii) controlled by or under common control with the Equity Investor.  For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Borrower with a securities intermediary or commodity intermediary approved by the Agent.

“Core Business” means any material line of business conducted by the Company and its Subsidiaries as of the Closing Date and any business directly related thereto.

“Credit Extension” means the Borrowing.

“Credit Judgment” means the Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any applicable Laws that may inhibit collection of an Account), the enforceability or priority of the Agent’s and the Lender’s Liens, or the amount that the Credit Parties could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by the Borrower Agent or any Borrower is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any proceeding under any Debtor Relief Law involving a Borrower; or (d) creates or could result in a Default.  In exercising such judgment, the Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.

“Credit Party” or “Credit Parties” means (a) the Agent, (b) the Lenders, (c) each Related Party entitled to indemnification under Section 11.04(b) hereof, and (d) the successors and assigns of each of the foregoing.

“Current Interest Rate” means a rate per annum equal to the sum of (a) the Cash Interest Rate in effect from time to time, plus (b) the PIK Interest Rate.

 “Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would unless cured or waived be an Event of Default.

“Default Rate” means a rate equal to the Current Interest Rate plus 3% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, or any Event of Loss with respect to such asset or property.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days after the Maturity Date, (b) is convertible into or exchangeable for debt securities (unless only occurring at the sole option of the issuer thereof), (c) (i) contains any repurchase obligation that may come into effect prior to, (ii) requires cash dividend payments (other than taxes) prior to, or (iii) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to, in each case, the date that is one hundred eighty (180) days after the Maturity Date; provided, however, that (i) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and (ii) any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interests and (iii) only the portion of such Equity Interests which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investor” means Kohlberg & Company, L.L.C. and its Controlled Investment Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and official guidance thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Event of Loss” means, with respect to any asset or property (including Inventory, Equipment or Real Estate), any Casualty to or Condemnation of such asset or property or any portion thereof.

“Excess Cash Flow” means, with respect to any Fiscal Year of the Company and its Subsidiaries (beginning  with the Fiscal Year of the Company ending December 31, 2015), (a) Consolidated EBITDA for such period, plus, without duplication, (i) decreases in Consolidated Working Capital for such period, and (ii) receipts actually received related to the Facility Relocation from an upfront payment of a landlord incentive under the Jefferson City Lease in the amount of $1,700,000, (iii) up to $534,000 in tenant improvement proceeds actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) under the Jefferson City Lease during such period, (iv) up to $500,000 actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) from the City of Jefferson for building improvements at the premises leased under the Jefferson City Lease and (v) the proceeds from Dispositions permitted under Section 8.05(k) (to the extent not reinvested or permitted to be reinvested in accordance with the terms hereof), less, without duplication: (b)(i) scheduled principal payments with respect to Indebtedness of the Company and its Subsidiaries actually paid in cash during such period, (ii) Consolidated Capital Expenditures and Facility Relocation Capital Expenditures made in cash during such period not financed under capital leases or other Indebtedness (other than revolving loans under the First Lien Credit Agreement) or with the proceeds of equity issuances, (iii) cash payments made by the Company and its Subsidiaries for interest expense during such period, (iv) cash payments for income taxes made by the Company and its Subsidiaries during such period, (v) to the extent not otherwise deducted in determining Consolidated EBITDA for such period, Management Fees actually paid in cash during such Fiscal Year in accordance with, and permitted by, the terms of this Agreement, (vi) cash payments made to the First Lien Lender in accordance with the First Lien Credit Agreement during such period to cash collateralize any letter of credit obligations under the First Lien Credit Agreement to the extent not financed by Indebtedness or the proceeds of equity issuances or contributions (provided, that, upon release of any such cash collateral, such amount so released shall be included in (and shall increase) Excess Cash Flow for the period during which such release occurs), (vii) all optional prepayments of Indebtedness permitted hereunder (including Term Loans and the principal component of Capital Lease Obligations but specifically excluding prepayments of revolving loans and amounts under similar lines of credit (including First Lien Debt)) during such period to the extent not financed with Indebtedness or the proceeds of equity issuances or contributions, (viii) the amount of cash expended in respect of the purchase price of the Centrex Acquisition on the Closing Date to the extent not financed with Indebtedness or the proceeds of equity issuances or contributions, and (ix) increases in Consolidated Working Capital for such period.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Assets” means (a) all assets or property (other than Inventory or Accounts) of the Borrowers that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (ii) applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9‑406, 9‑407, 9‑408 or 9‑409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) that, in each case, prohibits the grant to the Agent of a security interest in and to such asset or property or under which the grant to the Agent of a security interest in and to such asset or property may impair the validity or enforceability of such asset or property (including any United States intent‑to‑use trademark applications); provided, however, that such assets or Property shall constitute “Excluded Assets” only to the extent and for so long as such permit, lease, license, contract or other agreement or applicable law validly prohibits the creation of a Lien on such property in favor of the Agent (as opposed to restricting any exercise of remedies hereunder or requiring the consent of any Person (other than a Borrower) or Governmental Authority for any exercise of remedies hereunder (which exercise of remedies shall be subject to Section 9.04, but such provision shall not limit the creation, attachment or perfection of the Lien in favor of the Agent hereunder)) and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute “Excluded Assets;” (b) voting Equity Interests of any first‑tier Foreign Subsidiary in excess of 65% of the aggregate voting Equity Interests of such first‑tier Foreign Subsidiary (other than a Qualifying Foreign Subsidiary, all of the equity of which shall constitute Collateral), (c) to the extent that applicable law requires that a Subsidiary of any Borrower issue nominee or directors qualifying shares, such nominee or qualifying shares, (d) unless otherwise requested by the Agent, any motor vehicle covered by a certificate of title or other evidence of ownership to the extent that a security interest in such asset cannot be perfected by the filing of a financing statement under the UCC, and (e) other assets to the extent the Agent determines in its Credit Judgment that the cost of obtaining such pledge or security interest is excess in relation to the benefit thereof; provided, however, that Excluded Assets shall not include (x) any Proceeds of property described in clauses (a) through (c) above (unless such Proceeds are also described in such clauses) and (y) any asset that does not constitute an Excluded Asset under the First Lien Loan Documents.

“Excluded Deposit Account” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, provincial, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any Borrower or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any Borrower, (b) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Borrower, (c) zero balance disbursement accounts, and (d) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $10,000 for any such account and $25,000 in the aggregate for all such accounts under this clause (d).

“Excluded Perfection Actions” means the following actions, unless otherwise requested by the First Lien Lender and the Agent at any time in their sole discretion in the case of clauses (i) through (iv) below or during the continuance of a Default in the case of clauses (i) through (v) below:  the giving of notice or taking other actions (other than the filing of UCC financing statements) in respect of any (i) Chattel Paper (to the extent the value thereof does not exceed $50,000 in the aggregate), (ii) negotiable Documents (to the extent the value of all Goods covered thereby do not exceed $50,000) unless relating to Eligible Inventory under the First Lien Credit Agreement, (iii) promissory notes and other Instruments (other than checks) (to the extent the principal amount thereof does not exceed $50,000 in the aggregate), (iv) Letter-of-Credit Rights (to the extent the value thereof does not exceed $50,000 in the aggregate), but not to exceed at any time $100,000 in the aggregate for clauses (i)-(iv) and (v) Intellectual Property in any jurisdiction other than the United States, Canada or any state, province, territory or other political division thereof.

“Excluded Taxes” with respect to any Lender or any other recipient of a payment to be made by or on account of the Term Loan:  (a) taxes (i) that are (A) imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of such Lender, in which its applicable lending office is located; or (B) branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located; or (ii) that are Other Connection Taxes, (b) in the case of withholding Taxes imposed on amounts payable to or for the account of such Lender or other recipient pursuant to a law in effect on the date on which (i) such Lender or other recipient acquires such interest in the Term Loan or (ii) such Lender or other recipient changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or other recipient’s failure to comply with Section 3.01(e); and (d) any U.S. federal withholding taxes imposed pursuant to FATCA.

“Extraordinary Expenses” means all costs, expenses, liabilities or advances that Agent or any Lender may incur or make during a Default, or during the pendency of any proceeding of any Loan Party under any Debtor Relief Laws, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Agent or any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Agent’s or any Lender’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of the Agent or any Lender in, or the monitoring of, any proceeding applicable to any Loan Party under any Debtor Relief Laws; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any enforcement action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) fees, expenses, costs incurred by the Agent or any Lender and Loans made by the Lenders to protect the Collateral or otherwise preserve, reserve or protect its rights and remedies under this Agreement and the Loan Documents.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

“Facility Relocation” has the meaning specified in Section 7.02(h).

“Facility Relocation Capital Expenditures” means, with respect to the Company and its Subsidiaries on a Consolidated basis, for any period, the sum (without duplication) of all expenditures relating to the Facility Relocation (whether paid in cash or accrued as liabilities) by the Company or any Subsidiary during such period for items which should be capitalized under GAAP.

“Facility Relocation Expenses” means all fees, costs and expenses incurred by the Company and its Subsidiaries in connection with the Facility Relocation (excluding Facility Relocation Capital Expenditures).

“Facility Relocation Total Expenditures” means the sum of (a) the Facility Relocation Capital Expenditures and (b) the Facility Relocation Expenses.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to any Lender (or the First Lien Lender) on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrowers and the Agent.

“Field Exam” means any visit and inspection of the properties, assets and records of any Loan Party during the term of this Agreement, which shall include access to such properties, assets and records sufficient to permit the Agent and each Lender or their representatives to examine, audit and make extracts from any Loan Party’s books and records, make examinations and audits of any Loan Party’s other financial matters and Collateral as the Agent deems appropriate in its Credit Judgment, and discussions with its officers, employees, agents, advisors and independent accountants regarding such Loan Party’s business, financial condition, assets, prospects and results of operations.

“Financed Capital Expenditures” means Consolidated Capital Expenditures that are:  (a) financed by interest bearing Indebtedness (excluding the “Revolving Loans” under the First Lien Credit Agreement); (b) made with (i) Net Cash Proceeds from any Disposition described in clauses (b) and (d) of Section 8.05 or (ii) Insurance Proceeds or Condemnation Awards arising from any Event of Loss with respect to any property or asset, in each case, or the extent such proceeds are reinvested within one hundred eighty (180) days of receipt thereof; and (c) constituting any portion of the purchase price of the Centrex Acquisition which is accounted for as a Consolidated Capital Expenditure.

“First Amendment to First Lien Credit Agreement” has the meaning given such term in the definition of First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain Credit and Security Agreement, dated as of February 19, 2014, by and among the Borrowers, the other Loan Parties party thereto and the First Lien Lender, as amended by that certain First Amendment to Credit and Security Agreement, dated as of the date hereof (the “First Amendment to First Lien Credit Agreement”), and as the same may be further amended, restated, refinanced, replaced, substituted, supplemented or otherwise modified from time to time.

“First Lien Debt” has the meaning assigned to it in the Intercreditor Agreement, as the First Lien Debt may be refinanced from time to time in accordance with the Intercreditor Agreement.

“First Lien Lender” means BMO Harris Bank N.A. and, in the case of a refinancing of the First Lien Debt in accordance with the Intercreditor Agreement, the agent of the holders of the First Lien Debt which has bound itself to the terms of the Intercreditor Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” (as defined in the First Lien Credit Agreement), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“First Lien Priority Debt” shall have the meaning assigned to it in the Intercreditor Agreement.

“Fiscal Month” means a fiscal month of a Fiscal Year as shown on Schedule 1.01A.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year as shown on Schedule 1.01A.

“Fiscal Year” means a fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the date specified in Schedule 1.01A attached hereto of each calendar year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2014” or “2014 Fiscal Year”) refer to the Fiscal Year beginning in the calendar year of such Fiscal Year as set forth in Schedule 1.101A (e.g., “Fiscal Year 2014” began in calendar year 2014 and ends in calendar year 2014).

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 6.12(e).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” has the meaning specified in Section 6.12(e).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Person who executes this Agreement as a “Guarantor.”

“Guarantor Payment” has the meaning specified in Section 2.12(c).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Inactive Subsidiaries” means collectively, each Subsidiary that is a dormant Subsidiary and (a) does not own any assets other than those owned at Closing, (b) is not obligated for or in respect of any indebtedness, liabilities or any other obligations (other than certain obligations and liabilities with respect to (i) environmental matters not exceeding $1,200,000 in the aggregate for all Inactive Subsidiaries (less any increase in amounts under clause (ii) below as described in the parenthetical in such clause (ii)) and (ii) legal fees, testing, employees and insurance not exceeding $300,000 during any calendar year in the aggregate (increased to the extent of any settlement of any liability referred to in the foregoing clause (i), provided that the aggregate amount of such increase shall not exceed the amount of any such settled liability and may be spread over multiple calendar years, and provided further that the aggregate amount of liabilities in clause (i) above is reduced by at least a corresponding amount) for all Inactive Subsidiaries), and (c) does not employ any Persons except consistent with practices and to the same extent as of the Closing or conduct any business or operations.  Notwithstanding the foregoing, (i) to the extent that the amounts in the parenthetical in clause (b) above are increased due to new environmental matters asserted against an Inactive Subsidiary after the Closing Date then any such entity shall continue to be an “Inactive Subsidiary,” and (ii) no Subsidiary shall be deemed an Inactive Subsidiary under the Loan Documents unless such Subsidiary also is deemed and treated as an “Inactive Subsidiary” under the First Lien Loan Documents.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) and any accrued and unpaid obligations with respect to any earnout payments or similar payments under acquisition documents;

(e)           indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           obligations under Capital Leases and Synthetic Lease Obligations of such Person;

(g)           all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Equity Interest; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Insurance Proceeds” means (i) with respect to an Event of Loss relating to any asset or property, the insurance claims under and the proceeds of any and all policies of insurance covering such asset or property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such asset or property, and (ii) any payments or proceeds under or with respect to any business interruption insurance policy.

“Intellectual Property” means all past, present and future:  trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement, dated as of the Closing Date, by and among the Agent and the First Lien Lender, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Interest Date” has the meaning provided in Section 2.07.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person (including through the purchase of an option, warrant or convertible or similar type security), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of compliance with Section 8.03, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“IP Rights” rights of any Person to use any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Jefferson City Lease” means that certain commercial lease agreement, dated as of March 25, 2015, by and between CCP and 321 Wilson Drive, LLC, a Missouri limited liability company.

“Kohlberg Intercreditor Agreement” means that certain Subordination Agreement, dated as of the Closing Date, by and among the Agent, the Specified Subordinated Lenders and the Borrowers.

“Laws” means, collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leverage Ratio”  means, as of the last day of any Measurement Period, the ratio of (a) total Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the last day such Measurement Period, to (b) Consolidated EBITDA of the Company and its Subsidiaries for the Measurement Period then ended.

“LIBOR (One-Month) Rate” means, at any time, the greater of (a) 0.50% per annum, and (b) the 1‑month London Interbank Offered Rate (LIBOR) as published or otherwise reported in The Wall Street Journal on the relevant Change Date (or, if such Change Date is not a Business Day, on the immediately prior Business Day), unless such rate is no longer available or published, in which case such rate shall be at a comparable publicly published index rate reasonably selected by the Agent with notice to the Borrower Agent.  The LIBOR (One-Month) Rate shall be reset on the first day of every calendar month occurring after the date hereof (herein, a “Change Date”) and remain in effect until the next Change Date.  As of the Closing date, the LIBOR (One-Month) Rate is 0.50% per annum.

“License” means any license or agreement under which a Loan Party is granted IP Rights in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of assets or property or any other conduct of its business.

“Licensor” means any Person from whom a Loan Party obtains IP Rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement in the nature of a security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the First Lien Lender or the Agent, as applicable, to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Agent and the First Lien Lender, and agrees to deliver the Collateral to the First Lien Lender or the Agent, as applicable, upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Agent’s and the First Lien Lender’s Liens, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the First Lien Lender or the Agent, as applicable, upon request; and (d) for any Collateral subject to a Licensor’s IP Rights, the Licensor grants to the Agent and the First Lien Lender the right, vis-à-vis such Licensor, to enforce the Agent’s and the First Lien Lender’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Loan” means the extension of credit under Article II in the form of the Term Loan.

“Loan Account” has the meaning assigned to such term in Section 2.10.

“Loan Documents” means this Agreement, each Note, each Security Instrument, each Compliance Certificate, the SBA Side Letter, the Kohlberg Intercreditor Agreement, the Centrex Earnout Subordination Agreement, the Intercreditor Agreement and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Agent and the Lenders in connection with the Loans made and transactions contemplated by this Agreement.

“Loan Obligation Limit” has the meaning assigned to such term is Section 9.05.

“Loan Obligation Payment” has the meaning assigned to such term is Section 9.05.

“Loan Parties” means the Borrowers (including, without limitation, the Company), and each direct or indirect Subsidiary of the Company but excluding any Subsidiary so long as such Subsidiary is an Inactive Subsidiary.

“Management Agreement” shall mean that certain Management Agreement dated as of June 18, 2001 between Kohlberg & Company, L.L.C. and the Company, as amended, modified, supplemented or restated prior to the Closing Date, as in effect on the Closing Date, as extended.

“Management Fees” shall mean those certain fees payable by the Company pursuant to the Management Agreement, as in effect on the date hereof, in accordance with the terms of this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of either (i) the Borrowers, taken as a whole or (ii) the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or on the ability of the Agent or any other Credit Party to collect any Obligation or realize upon any material portion of the Collateral.

“Material Contract” means any agreement or arrangement to which a Loan Party or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Loan Party, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Indebtedness in an aggregate amount of $250,000 or more.

“Material License” has the meaning assigned to such term in Section 7.17.

“Maturity Date” means April 6, 2019.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) consecutive Fiscal Months of the Company and its Subsidiaries for which financial statements have or should have been delivered in accordance with Section 7.01(a), 7.01(b) or 7.01(c).

“Monthly Equipment Amortization Amount” means $45,488.

“Monthly Real Estate Amortization Amount” means $22,500.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Related Documents” means, with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to the Agent and with respect to Real Estate acquired after the date hereof received by the Agent for review at least fifteen (15) days prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or binder therefor) covering the Agent’s interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to the Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Agent may reasonably require with respect to other Persons having an interest in the real estate; (c) a ALTA Survey by a licensed surveyor reasonably acceptable to the Agent; (d) a life-of-loan flood hazard determination and, if the real estate is located in a flood plain, an acknowledged notice to borrower and flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to the Agent; (e) a current appraisal of the real estate, prepared by an appraiser acceptable to the Agent, and in form and substance reasonably satisfactory to the Agent; (f) an environmental assessment, prepared by environmental engineers reasonably acceptable to the Agent, and accompanied by such reports, certificates, studies or data as the Agent may reasonably require, which shall all be in form and substance satisfactory to the Agent; and (g) an environmental indemnity agreement and such other documents, instruments or agreements as the Agent may reasonably require with respect to any environmental risks regarding the real estate.

“Mortgaged Property” means the Real Estate of the Loan Parties listed on Schedule 1.01C hereto and such other Real Estate required from time to time to be subject to a Mortgage pursuant to the terms of the Loan Documents.

“Mortgages” means the mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust or deeds to secure debt executed by an Loan Party on or about the Closing Date, or from time to time thereafter as may be required under the Loan Documents, in favor of the Agent, for the benefit of the Credit Parties, by which such Loan Party has granted to the Agent, as security for the Obligations, a Lien upon the Real Estate described therein, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to the sale of any asset by any Loan Party or any Subsidiary, the excess, if any, of (a) the sum of the cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents and Indebtedness owing to the Company or any Subsidiary), (ii) the out‑of‑pocket expenses incurred by such Loan Party or any Subsidiary in connection with such sale, including any brokerage commissions, underwriting fees and discount, legal fees, finder’s fees and other similar fees and commissions, (iii) taxes paid or reasonably estimated to be payable by the Loan Party or any Subsidiary in connection with the relevant asset sale, (iv) the amount of any reasonable reserve required to be established in accordance with GAAP against liabilities (other than taxes deducted pursuant to clause (iii) above) to the extent such reserves are (x) associated with the assets that are the object of such sale and (y) retained by such Loan Party or applicable Subsidiary, and (v) the amount of any reasonable reserve for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by such Loan Party or applicable Subsidiary in connection therewith to the extent such reserves are (1) associated with the assets that are the object of such sale and (2) retained by such Loan Party or applicable Subsidiary; provided that the amount of any subsequent reduction of any reserve provided for in clause (iii) or (iv) above (other than in connection with a payment in respect of such liability) shall (X) be deemed to be Net Cash Proceeds of such asset sale occurring on the date of such reduction, and (Y) immediately be applied to the prepayment of Loans in accordance with Section 2.05(b)(vii) or reinvested as permitted under Section 2.05(b)(i) within one hundred eighty (180) days after the reduction in the reserve;

(b)           with respect to any Event of Loss by any Loan Party or any Subsidiary, all Insurance Proceeds and Condemnation Awards arising therefrom, net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments; and

(c)           with respect to any offering of equity securities of a Loan Party or any Subsidiary or the issuance of any Indebtedness by a Person,  cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Note” means any Second Lien Term Loan Note.

“Obligations” means all amounts owing by any Loan Party to the Lenders or any other Credit Party pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any proceeding under any Debtor Relief Law relating to any Loan Party or would accrue but for such filing or commencement, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Prepayment Premium, all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all out-of-pocket reasonable fees and expenses of counsel to the Credit Parties incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practices and undertaken in good faith.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PACA” means the Perishable Agriculture Commodities Act, 1930 and all regulations promulgated thereunder, as amended from time to time.

“Participant” has the meaning assigned to such term in clause  Section 11.06(b).

“PASA” means the Packers and Stockyard Act, 1921 and all regulations promulgated thereunder, as amended from time to time.

“Patent Security Agreement” means any patent security agreement pursuant to which a Loan Party grants to the Agent, for the benefit of the Credit Parties, a security interest in such Person’s interests in its patents, as security for the Obligations.

“Payment in Full” or “Paid in Full” means (a) the indefeasible payment in full in cash of all Obligations, together with all accrued and unpaid interest and fees thereon and (b) all claims of the Loan Parties against any Secured Party arising on or before the payment date shall have been released on terms acceptable to the Agent.

“Payment in Full of First Lien Priority Debt” has the meaning assigned to it in the Intercreditor Agreement.

“Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“Payments” has the meaning specified in Section4.02(f).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Amount” has the meaning set forth in Section 2.07(b).

“PIK Interest Rate” means four percent (4.00%) per annum.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company, any Loan Party, or any ERISA Affiliate or any such plan to which the Company, any Loan Party, or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledged Interests” means any Instrument, Investment Property or other Equity Interests constituting Collateral (other than Excluded Assets) hereunder, including the Pledged Interests as of the Closing Date which are set forth on Schedule 4.02 hereto.

“PPSA” means the Personal Property Security Act (Ontario); provided, that if the attachment, perfection or priority of the security interests granted to the Agent pursuant to any applicable Loan Document are governed by the personal property security laws of any jurisdiction in Canada other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction in Canada for the purpose of the provisions of any applicable Loan Document and any financing statement relating to such attachment, perfection or priority.

“Prepayment” has the meaning set forth in Section 8.11(a).

“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount of such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of a Loan Party; (e) no Lien is imposed on assets of a Loan Party, unless bonded and stayed to the satisfaction of the Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Qualifying Foreign Subsidiary” means 21557355 Ontario Inc., an Ontario corporation, CCP Canada, Inc., an Ontario corporation, and any other Subsidiary of the Company that is a Foreign Subsidiary that becomes a Borrower or Guarantor hereunder or that otherwise is a “Borrower” or “Guarantor” under the First Lien Loan Documents.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means (a) the Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

“Reinvestment Amount” has the meaning given such term in Section 2.05(b)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” means, as of any date of determination, Lenders (other than the Seller-Related Lenders and any of their Affiliates, successors and assigns) holding more than fifty percent (50%) of the then aggregate outstanding principal balance of the Term Loan (other than that portion of the Term Loan held by the Seller-Related Lenders and their Affiliates, successors and assigns).

“Responsible Officer” means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer or any vice president of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest of the Company, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof) or (iii) any distribution, advance or repayment of Indebtedness to or for the account of a holder of Equity Interests of the Company.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw‑Hill Companies, Inc. and any successor thereto.

“SBA” means the Small Business Administration.

“SBA Side Letter” means that certain letter agreement, dated as of the Closing Date, by and among the Borrowers and VPC.

“SBIC” means a small business investment company licensed under the SBIC Act.

“SBIC Act” means the Small Business Investment Act of 1958, as amended.

“SBIC Regulations” means the SBIC Act, and the regulations issued by SBA thereunder, codified at Title 13 of the Code of Federal Regulations (“13 C.F.R.”), 107 and 121, as amended.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement, the Control Account Agreements, the Mortgages, the Mortgage Related Documents, the Patent Security Agreements, the Trademark Security Agreements, each Lien Waiver and all other agreements (including securities account control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which any Loan Party or other Person shall grant or convey to the Agent a Lien in property as security for all or any portion of the Obligations.

“Seller-Related Lenders” means, unless otherwise expressly consented to in writing by the Agent in its sole and absolute discretion, the Persons listed as “Seller-Related Lenders” on the signature pages hereto and their permitted successors and assigns; provided, that, if VPC is the successors or assign of any such Person hereunder, under no circumstances shall VPC be considered a Seller-Related Lender.

“Seller Undertakings” means, collectively, all representations, warranties, covenants and agreements made by the Sellers in favor of any Borrower or any other Loan Party, and all indemnifications by a Seller for the benefit of any Grantor relating thereto, pursuant to the Centrex Acquisition Documents.

“Sellers” means, together, Centrex Plastics, LLC, an Ohio limited liability company, and T.R. Plastics, LLC, an Ohio limited liability company.

“Solvent” means, as to any Person, such Person (a) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities and assuming that the debt and other obligations will become due at their respective maturities); (b) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities and assuming that the debt and other obligations will become due at their respective maturities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (e) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.  For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Special Setoff Rights” means any right of any Loan Party to cause the Centrex Earnout Payments to be reduced pursuant to the terms of the Centrex Purchase Agreement, without the payment of any cash or cash equivalent or other property by any Loan Party, or the incurrence of any Indebtedness or other obligation of any kind by any Loan Party, due to a claim for indemnification by any Loan Party for breach of any representation or warranty made by Terrence L. Reinhart or any Seller in the Centrex Acquisition Documents.

“Specified Subordinated Indebtedness” means Indebtedness in the aggregate original principal amount not to exceed $1,000,000 issued by the Company in favor of the Specified Subordinated Lenders which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by Agent and is at all times subject to the Kohlberg Intercreditor Agreement.

“Specified Subordinated Indebtedness Documents” means all notes, documents and agreements executed or delivered in connection with the Specified Subordinated Indebtedness from time to time.

“Specified Subordinated Lenders” means Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P., Kohlberg Partners IV, L.P., Daniel B. Carroll and Wallace E. Carroll, Jr.

“Subordinated Indebtedness” means the Specified Subordinated Indebtedness, the Centrex Earnout and all other Indebtedness payable by a Borrower or any of its Subsidiaries to a Person other than another Borrower which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent and is at all times subject to an intercreditor or subordination agreement in form and substance acceptable to the Agent.

“Subordinated Indebtedness Documents” means the Specified Subordinated Indebtedness Documents and all notes, documents and agreements executed or delivered in connection with the Subordinated Indebtedness from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of such Person) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so‑called synthetic, off‑balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology Upgrade” has the meaning specified in Section 7.25.

“Term Loan” means any term loan made hereunder pursuant to Section 2.01.

“Term Loan Commitment” means each Lender’s obligation to make its portion of the Term Loan to the Borrowers pursuant to Section 2.01.

“Term Loan Commitment Amount” means $24,000,000.

“Term Loan Credit Facility” means the facility described in Section 2.01 providing for Term Loan to or for the benefit of the Borrowers by the Lenders, in the maximum aggregate principal amount of the Term Loan Commitment Amount.

“Termination Date” means the date as of which Payment in Full of all Obligations has occurred.

“Trademark Security Agreement” means any trademark security agreement pursuant to which any Loan Party grants to the Agent, for the benefit of the Credit Parties, a security interest in such Person’s interest in its trademarks as security for the Obligations.

“Transaction” means, individually or collectively, (a) the Centrex Acquisition, (b) the entering by the Borrowers of the Loan Documents to which they are a party and the funding of the Term Loan Credit Facility and (c) the transactions contemplated by the First Lien Loan Documents.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, by and between CCP and Centrex Plastics LLC.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent, on behalf of the Credit Parties pursuant to any applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Illinois, the term “UCC” shall also include the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.02             Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03           Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Agent or the Required Lenders shall so request, the Agent and the Borrower Agent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Agent shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Acquisitions and Dispositions.  All defined terms used in the calculation of Consolidated Fixed Charge Coverage Ratio hereof shall be calculated on a historical pro forma basis giving effect (by inclusion or exclusion, as applicable), during any Measurement Period that includes the Centrex Acquisition or any Disposition permitted by Sections 8.05(b), 8.05(c) or 8.05(d), to the actual historical results of the Person or line of business so acquired or asset so Disposed and which amounts shall include only adjustments as are otherwise reasonably satisfactory to the Agent; provided, the foregoing shall not permit adjustments in respect of Facility Relocation Total Expenditures.

(d)           Other Pro Forma Calculations.  Any pro forma calculation of the Consolidated Fixed Charge Coverage Ratio shall be made (i) as if all Indebtedness incurred or Investments or Disposition made at the time of such measurement had been incurred or made, as applicable, on the first day of the Measurement Period most recently ended for which the Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 7.01(a), 7.01(b) or7.01(c), (ii) as if all Indebtedness repaid at the time of such measurement had been paid on the last day of the Measurement Period most recently ended for which the Borrower Agent has delivered (or was required to deliver) financial statements pursuant to Sections 7.01(a), 7.01(b) or7.01(c), and (iii) pro forma for any other element of the relevant transaction that would affect the calculation of Consolidated Fixed Charge Coverage Ratio; provided, the foregoing shall not permit pro forma adjustments in respect of Facility Relocation Total Expenditures.

(e)           Consolidation of Variable Interest Entities.  Except as expressly provided otherwise herein, all references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(f)           In computing financial ratios and other financial calculations of the Company and its Subsidiaries required to be submitted pursuant to this Agreement, all Indebtedness of the Company and its Subsidiaries shall be calculated at par value irrespective if the Company has elected the fair value option pursuant to FASB Interpretation No. 159 – The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (February 2007).

(g)          Anything herein to the contrary notwithstanding, with respect to any dollar basket or threshold set forth herein or in any Loan Document or delivery thereunder (including add backs to Consolidated Net Income included in the calculation of Consolidated EBITDA) (each a “dollar-based provision”) and for which a similar, reciprocal or counterpart basket or threshold is set forth in the First Lien Credit Agreement or any other First Lien Loan Document or delivery thereunder (each a “first lien reciprocal dollar-based provision”), if such first lien reciprocal dollar-based provision is deemed permanently utilized, expended or reduced in whole or part as a result of transactions, events or occurrences prior to the “Closing Date” (as defined in the First Lien Credit Agreement) (and which was not expressly reset as of such Closing Date), then such dollar-based provision shall be similarly deemed to have been permanently utilized, expended or reduced, as applicable, in like amount (on a dollar-for-dollar basis); provided, the foregoing provision shall be void and of no further force or effect upon and after the Payment in Full of First Lien Priority Debt.

(h)          In connection with the Technology Upgrade, upon the written request of the Company, the Agent and the Company agree to use reasonable efforts for a reasonable period of time to discuss and negotiate in good faith (which discussions shall include the First Lien Lender) certain amendments to financial covenants set forth in Section 8.12 and the related definitions used therein with the intent to fairly and appropriately account for the incurrence of one-time, non-recurring reasonable and documented out-of-pocket fees, costs and expenses by the Loan Parties in connection with the Technology Upgrade (including potential add-backs in determining Consolidated EBITDA) while generally preserving the original intent of the financial covenants and related definitions and the benefits afforded to the Agent and the Lenders in respect thereof (taking into consideration, among other things, the reasonableness of the Technology Upgrade, the timeline, the material nature of the impact to the Loan Parties in light of the fees, costs and expenses and effort and to the financial covenants, and the cash position and working capital needs of the Loan Parties); provided that, (a) until so amended, if ever, such financial covenants and definitions shall continue to be computed in accordance with the terms thereof prior to any such amendment, (b) the Loan Parties shall deliver to the Agent such information and materials reasonably requested by the Agent from time to time in connection with any such request by the Company, (c) the Agent shall not be required to agree to any such amendments (but agrees to be reasonable in its analysis), and (d) as a condition to any amendment that may be effectuated in connection therewith, as a condition to its effectiveness, the counterpart financial covenants and related definitions set forth in the First Lien Loan Documents shall be amended on an identical basis concurrent with such effectiveness. Further, the Agent and the Company agree to discuss the financial covenants and related definitions after each of the first two (2) financial covenant test dates as may be requested by the Agent (or at other times as may be reasonably requested by the Agent) for purposes of analyzing the impact and results of the methodologies used to incorporate adjustments to the related definitions in respect of Facility Relocation Total Expenditures and comparing such actual impact and results with the original intent of the parties in light of such incorporation and the treatment in respect thereof.

1.04             Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time:  “Account,” “Certificated Security,” “Chattel Paper,” “Deposit Account,” “Equipment,” “Financial Asset,” “Document,” “Electronic Chattel Paper,” Financial Asset,” “Fixture,” “General Intangibles,” Goods,” “Health‑Care‑Insurance Receivables,” “Instruments,” “Inventory,” “Investment Property,” “Letter of Credit Rights,” “Payment Intangibles,” “Proceeds,” “Record,” “Security,” “Security Entitlement,” “Software,” “Supporting Obligations,” “Tangible Chattel Paper” and “Uncertificated Security.”

1.05            Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06             Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07             Defined Terms in First Lien Loan Documents.  Any reference to a definition in a First Lien Loan Document shall be construed to also refer to any comparable term in any agreement, instrument, or other document the debt under which refinances the First Lien Debt in accordance with and subject to the Intercreditor Agreement, in each case to the extent substantially identical to the term contained in the First Lien Loan Documents in the first instance (to the extent in accordance with the terms of the Intercreditor Agreement), or as modified or permitted to be modified as expressly permitted under the Intercreditor Agreement.

1.08              Disclosure Schedules.  Each of the Schedule attached to this Agreement shall reflect the Centrex Acquisition as if it had closed immediately prior to the effectiveness of this Agreement instead of immediately after the effectiveness of this Agreement; provided, however, that any representations and warranties relating to the Sellers or the business, assets or properties of the Sellers in any respect shall not be applicable until the consummation of the Closing (as defined in the Centrex Purchase Agreement).

ARTICLE II

THE TERM LOAN COMMITMENTS AND CREDIT EXTENSIONS

2.01             Term Loan Commitments.  Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to lend to the Borrowers on the Closing Date the amount equal to such Lender’s Term Loan Commitment.  For purposes of the foregoing, the Loan Parties and the Seller-Related Lenders that are Lenders on the Closing Date hereby agree and acknowledge that, to effectuate the making of such Seller-Related Lenders’ share of the Term Loan on the Closing Date equal to their respective Term Loan Commitments, such Seller-Related Lenders shall be deemed to have elected to have loaned to the Borrowers their portion of the Term Loan equal to their respective Term Loan Commitments by offsetting the cash consideration of the purchase price that otherwise would have been paid in cash to the Sellers under the Centrex Purchase Agreement on the Closing Date by $3,000,000; and as such, such $3,000,000 then shall be deemed to have been loaned to the Borrowers on the Closing Date by such Seller-Related Lenders concurrently with the making by the other Lenders of their respect Term Loan Commitments of the Term Loan and shall constitute such Seller-Related Lenders’ share of the Term Loan.  Amounts of the Term Loan which are repaid or prepaid may not be reborrowed.

2.02             [Reserved].

2.03             [Reserved].

2.04             Repayment of Loans.  The Borrowers shall repay the outstanding principal balance of the Term Loan in installments (the “Amortization Amount”) on the dates and in the respective amounts shown below:

Date of Payment	Amount of Payment
June 30, 2016	$600,000
September 30, 2016	$600,000
December 31, 2016	$600,000
March 31, 2017	$600,000
June 30, 2017	$600,000
September 30, 2017	$600,000
December 31, 2017	$600,000
March 31, 2018	$600,000
June 30, 2018	$600,000
September 30, 2018	$600,000
December 31, 2018	$600,000
April 6, 2019	Aggregate outstanding balance of the Term Loan

The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of the Term Loan (which shall include all PIK Amounts) outstanding on such date, along with accrued but unpaid interest and all other Obligations then outstanding

2.05             Prepayments.

(a)           Optional.

(i)             Subject to the payment of the Prepayment Premium, the Borrowers may, upon notice to the Lenders from the Borrowers, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty (other than the Prepayment Premium); provided that: (A) such notice must be received by the Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment; and (B) subject to applicable Law (including the SBIC Regulations), any prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower Agent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together and the Prepayment Premium.  Except as otherwise provided in this Agreement, prepayments of the Obligations pursuant to this Section 2.05(a) shall be applied to repay the outstanding principal balance of the Term Loan, to the remaining installments thereof in inverse order of maturities, and shall be accompanied by the applicable Prepayment Premium.

(ii)           Notwithstanding the foregoing provisions of this Section 2.05(a), no optional prepayment of the Term Loan shall be made under this Section 2.05(a) until the Payment in Full of First Lien Priority Debt (as defined in the Intercreditor Agreement) without the prior written consent of the First Lien Lender.

(b)           Mandatory.

(i)             Asset Dispositions.  Subject to Section 2.05(b)(vi), if any Loan Party or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Sections 8.05(f) and 8.05(g)),  or a Disposition arising from an Event of Loss which results in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within three (3) Business Days after receipt thereof by such Person; provided, however, that with respect to any Net Cash Proceeds realized under a Disposition of any asset or property (other than any Disposition of any property permitted by Section 8.05(f) and 8.05(g), or a Disposition with respect to any Real Estate) described in this Section 2.05(b)(i), at the election of the Borrowers (as notified by the Borrower Agent to the Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets (the amount of such Net Cash Proceeds to be reinvested, the “Reinvestment Amount”) so long as: (A) the Borrowers’ purchase of such replacement operating assets is consummated within one hundred (180) days after the receipt of such Net Cash Proceeds (as certified by the Borrower Agent in writing to the Agent); (B) such replacement operating assets are free and clear of Liens other than Permitted Liens; and (C) any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in Section 2.05(b)(i).

(ii)            Equity Issuance.  Subject to Section 2.05(b)(vi), upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than Excluded Issuances and any sales or issuances of Equity Interests to another Loan Party), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

(iii)          Debt Incurrence.  Subject to Section 2.05(b)(vi), upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 8.02), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

(iv)          Extraordinary Receipts.  Subject to Section 2.05(b)(vi), upon receipt of any cash or cash equivalents by (or paid to or for the account of) any Loan Party not in the ordinary course of business, including tax refunds, pension plan reversions, Insurance Proceeds (including business interruption insurance), judgments, settlements or other payments in connection with any other Event of Loss, indemnity payments and any purchase price adjustments, and not otherwise included in clause (i), (ii) or (iii) of this Section 2.05(b) or described in Section 7.08, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds therefrom immediately upon receipt; provided, however, that with respect to any Insurance Proceeds, Condemnation Awards or similar payments (or payments in lieu thereof) or indemnity payments, at the election of the Borrowers (as notified by the Borrower Agent to the Agent on or prior to the date of receipt of such Insurance Proceeds, Condemnation Awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within one hundred (180) days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided, further, that any Net Cash Proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).

(v)           Excess Cash Flow.

(A)             No later than one hundred twenty (120) days after the last day of each Fiscal Year of the Borrowers (but in any event, if earlier, on or before the thirtieth (30th) day after the date on which Borrower’s audited financial statements have been finalized for such Fiscal Year), commencing with the Fiscal Year ending December 31, 2015, the Borrowers shall prepay the Term Loan in an aggregate amount equal to twenty-five percent (25%) of the Excess Cash Flow for such Fiscal Year; provided, the foregoing notwithstanding, the aggregate amount of such prepayments from Excess Cash Flow in respect of the twelve months ending on the first anniversary of the Closing Date shall not exceed the amount as may be necessary to ensure compliance with SBA Regulation §107.845.

(B)              Concurrently with any prepayment of the Term Loan pursuant to this Section 2.05(b)(v), the Borrowers shall deliver to the Agent a certificate of a Responsible Officer thereof demonstrating the calculation of the amount of the Excess Cash Flow.  In the event that Borrower shall subsequently determine that the actual amount of such Excess Cash Flow exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Term Loan in an amount equal to such excess, and the Borrowers shall concurrently therewith deliver to the Agent a certificate of a Responsible Officer thereof demonstrating the derivation of such excess

(vi)         First Lien Debt.  Notwithstanding the foregoing provisions of this Section 2.05(b), no mandatory prepayment of the Term Loan, other than mandatory prepayments required under Section 2.05(b)(v), shall be required to be made under this Section 2.05(b) until Payment in Full of First Lien Priority Debt; it being agreed that nothing contained in this clause or in the Intercreditor Agreement shall restrict payments under Section 2.04.

(vii)        Application of Mandatory Prepayments.  Except as otherwise provided in this Agreement, prepayments of the Obligations made pursuant to this Section 2.05(b), shall be applied to repay the outstanding principal balance of the Term Loan, to the remaining installments thereof in the inverse order of maturities, and shall be accompanied by the applicable Prepayment Premium.

(c)          Prepayment Premium.  If the Loan Parties prepay all or any portion of the Term Loan at any time, whether voluntarily or involuntarily, by acceleration or otherwise, then the Borrowers shall pay to Agent on the date of the required prepayment, for the pro rata benefit of the applicable Lenders, as liquidated damages an amount equal to the Prepayment Premium multiplied by the principal amount of the Term Loan paid (or required to be paid) after acceleration or so prepaid.  As used herein, the term “Prepayment Premium” shall mean (x) five percent (5.0%), in the case of a prepayment made or required to be made on or prior to the first anniversary of the Closing Date, (y) three percent (3.0%), in the case of a prepayment made or required to be made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (z) one percent (1.0%), in the case of prepayment made or required to be made after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date; it being agreed and understood that no Prepayment Premium shall be charged in respect of a prepayment made or required to be made after the third anniversary of the Closing Date (unless , in the case of a mandatory prepayment, the requirement to prepay first arose prior to or on the third anniversary of the Closing Date).  The Loan Parties agree that the Prepayment Premium is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from a prepayment and/or an early repayment of the Loans.  Notwithstanding the foregoing, no such Prepayment Premium shall become payable in connection with mandatory prepayments under Section 2.05(b)(v) or any payment under Section 2.04.

2.06              [Reserved].

2.07              Interest.  Borrowers shall pay interests on the unpaid principal amount of the Term Loan at the rates, time and manner set forth below:

(a)           Rate of Interest.  The Term Loan shall bear interest on the unpaid principal amount thereof from the date issued through the date such Term Loan is paid in full in cash (whether on the Maturity Date, by prepayment, acceleration or otherwise) at the Current Interest Rate.  Interest on the Term Loan shall be computed on the basis of a 360-day year and actual days elapsed and, subject to Section 2.07(b), shall be payable monthly, in arrears, on the last day of each calendar month (each, an “Interest Date”) during the period beginning on the Closing Date and ending on, and including, the Termination Date.  Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes

(b)          Interest Payments.  On each such Interest Date, Borrowers shall (i) pay to the Agent, for the account of the Lenders, in cash monthly installments of interest (in arrears) at the Cash Interest Rate on the then outstanding principal of the Term Loan and interest on the Term Loan shall be payable in cash also at any such other time the Term Loan becomes due and payable (whether by prepayment, acceleration or otherwise) and (ii) with respect to interest at the PIK Interest Rate, as set forth below, accrue and capitalize the PIK Amounts to the outstanding principal of the Term Loan. On each Interest Date, the then outstanding principal on the Term Loan shall be increased by an amount (the “PIK Amount”) equal to the PIK Interest Rate.  Any payment of interest that accrues at the Cash Interest Rate due and owing on the Term Loan shall be made by cash only by wire transfer of immediately available funds to the Agent, for the account of the Lenders on the applicable Interest Date.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)            (i)            If any amount payable by the Borrowers under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter (from the time not paid or, if applicable, following the expiration of any applicable grace period) at the discretion of the Agent, and upon the request of the Required Lenders, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, payable in cash upon demand (or paid in kind, or a combination of cash and payment-in-kind, at the election of the Agent), to the fullest extent permitted by applicable Laws (including the SBIC Regulations).

(ii)           If any other Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, require (and notify the Borrowers thereof) that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, which shall be payable in cash upon demand (or paid in kind, or a combination of cash and payment-in-kind, at the election of the Agent), to the fullest extent permitted by applicable Laws (including the SBIC Regulations).

(iii)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash upon demand.

2.08             Fees.

(a)           [Reserved].

(b)          [Reserved].

(c)           Closing Fee.  The Borrowers agree to pay to the Agent, for the ratable benefit of the Lenders, the fees payable in the amounts and at the times set forth in the Fee Letter.

(d)           Generally.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent, for the ratable benefit of the Lenders.  Fees paid shall not be refundable under any circumstances.

2.09              [Reserved].

2.10             Evidence of Debt.  The Credit Extensions made by the Lenders shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business.  The accounts or records maintained by the Agent shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  Upon the request of any Lender, the Borrowers shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  The Agent may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.11            Payments Generally.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent for the ratable account of the Lenders at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments received by the Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

2.12              Nature and Extent of Each Borrower’s Liability.

(a)            Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for all Obligations and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Termination Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Agent with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by the Agent in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by the Agent in proceeding under Debtor Relief Laws for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of the Agent against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment in cash of all Obligations on the Termination Date.

(b)          Waivers.

(i)              Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Credit Parties to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations.  It is agreed among each Borrower, the Credit Parties that the provisions of this Section 2.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Credit Parties would decline to make Loans.  Each Borrower acknowledges that its guaranty pursuant to this Section 2.12 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)            The Credit Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 2.12.  If, in taking any action in connection with the exercise of any rights or remedies, the Credit Parties shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of the Credit Parties to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  The Credit Parties may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Credit Parties but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether the Credit Parties or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Credit Parties might otherwise be entitled but for such bidding at any such sale.

(c)           Extent of Liability; Contribution.

(i)             Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.12 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(ii)            If any Borrower makes a payment under this Section 2.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.12 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(d)          Direct Liability.  Nothing contained in this Section 2.12 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(e)          Joint Enterprise.  Each Borrower has requested that the Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  The Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  The Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  The Borrowers acknowledge that the Lender’s willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(f)            Subordination.  Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the full payment in cash of all Obligations on the Termination Date.

(g)          Borrower Agent.

(i)             Each Borrower hereby irrevocably appoints and designates CCP (“Borrower Agent”) as its representative and agent and attorney-in-fact for all purposes under the Loan Documents, including requests for Credit Extensions, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent.

(ii)            Each other Loan Party hereby irrevocably appoints and designates the Borrower Agent as its agent and attorney-in-fact to receive statements on account and all other notices from the Agent with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(iii)          Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any Loan Party by the Borrower Agent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(iv)         The Borrower Agent hereby accepts the appointment by each Loan Party hereunder to act as its agent and attorney-in-fact.

(v)           The Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower or other Loan Party.  The Agent may give any notice to or communication with a Borrower or other Loan Party hereunder to Borrower Agent on behalf of such Borrower or Loan Party.  The Agent shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower and each other Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01           Taxes.

(a)	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)              Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Loan Parties to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower Agent or the Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (d) below.

(ii)             If any Loan Party shall be required by the Code or other applicable Laws to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrowers shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (d) below, (B) the Borrowers shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other applicable Laws, as the case may be, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Tax Indemnification by the Borrowers.  Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify the Agent ,and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Loan Parties or the Agent (or the applicable Recipient) or paid by the Agent (or the applicable Recipient), as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)           Evidence of Payments.  Upon request by the Borrower Agent or the Agent (or the applicable Recipient), as the case may be, after any payment of Taxes by the Loan Parties or by the Agent (or the applicable Recipient) to a Governmental Authority as provided in this Section 3.01, the Borrower Agent shall deliver to the Agent (or the applicable Recipient) or the Agent shall deliver to the Borrower Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Agent or the Agent (or the applicable Recipient), as the case may be.

(e)           Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Borrower Agent, at the time or times reasonably requested by the Borrowers or the Borrower Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Borrower Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Borrower Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Borrower Agent as will enable the Borrowers or the Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Agent’s (or the applicable Recipient’s) reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)         any Lender that is a U.S. Person shall deliver to the Borrowers and the Borrower Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Borrower Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Borrower Agent), whichever of the following is applicable:

(I)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        executed originals of IRS Form W‑8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN; or

(IV)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E‑2 or Exhibit E‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E‑4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Borrower Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Borrower Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) such Lender shall deliver to the Borrowers and the Borrower Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Borrower Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) any such additional documentation reasonably requested by the Borrowers or the Borrower Agent as may be necessary for the Borrowers and the Borrower Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)            Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Borrower Agent in writing of its legal inability to do so.

(g)         Treatment of Certain Refunds.  If the Agent (or the applicable Recipient) determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Agent (or the applicable Recipient), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Agent (or the applicable Recipient), agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent (or the applicable Recipient) in the event the Agent (or the applicable Recipient) is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent (or the applicable Recipient) to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02             [Reserved].

3.03              [Reserved].

3.04              Increased Costs; Reserves on LIBOR (One Month) Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Agent or any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)           subject the Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement  or any LIBOR (One Month) Rate Loan made by it, or change the basis of taxation of payments to the Agent or any Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Agent or any Lender); or

(iii)         impose on the Agent or any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR (One Month) Rate Loans made by the Agent or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Agent or any Lender of making or maintaining any Loan the interest on which is determined by reference to the LIBOR (One Month) Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Agent or any Lender of participating in, or to reduce the amount of any sum received or receivable by the Agent or any Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Agent or any Lender, the Loan Parties will pay to the Agent or any Lender, as the case may be, such additional amount or amounts as will compensate the Agent or any Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time pursuant to subsection (c) below the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of each Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower Agent shall be conclusive absent manifest error.  The Loan Parties shall pay the Agent the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of the Agent to demand, on behalf of the Lenders, compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Agent’s or any Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate the Agent or any Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Agent, on behalf of the Lenders, notifies the Loan Parties of the Change in Law giving rise to such increased costs or reductions and of the Agent’s or any Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on LIBOR (One Month) Rate Loans.  The Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, as long as the Agent or any Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional interest on the unpaid principal amount of each LIBOR (One Month) Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Agent (as determined by the Agent in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Agent shall have received at least ten (10) days’ prior notice of such additional interest from the Agent.  If the Agent fails to give notice ten (10) days prior to the relevant Interest date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05             [Reserved].

3.06             [Reserved].

3.07             Certificate of Lender.  If any Lender claims reimbursement or compensation pursuant to this Article III, the Agent, on behalf of the Agent, shall deliver to the Borrowers a certificate setting forth in reasonable detail the amount payable to each Lender hereunder and the basis therefor.

3.08             Survival.  All of the Borrowers’ obligations under this Article III shall survive the occurrence of the Termination Date.

ARTICLE IV

SECURITY AND ADMINISTRATION OF COLLATERAL

4.01              Security Interest in Collateral.  To secure the prompt payment and performance to the Credit Parties of the Obligations, each Loan Party hereby grants to the Agent, for the ratable benefit of the Credit Parties, a continuing Lien upon all of such Loan Party’s assets, including all of the following property and interests in property of such Loan Party (but, for the avoidance of doubt, expressly excluding the Excluded Assets and the Excluded Deposit Accounts), whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(a)           all Accounts;

(b)           all Goods, including, without limitation, all Equipment (including Rolling Stock), Fixtures and Inventory;

(c)           all Chattel Paper (whether tangible or electronic);

(d)           the Commercial Tort Claims specified on Schedule 4.01;

(e)           all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of the Agent, on behalf of the Credit Parties, or any affiliate, representative, agent or correspondent of the Lender;

(f)            all Documents

(g)           all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(h)           all Instruments (including, without limitation, Promissory Notes);

(i)            all Investment Property;

(j)            all Letter‑of‑Credit Rights;

(k)            all Pledged Interests;

(l)            all Supporting Obligations;

(m)          the Centrex Acquisition Documents, Seller Undertakings and Payments;

(n)           all refunds for Taxes,

(o)           all other tangible and intangible personal property of such Loan Party (whether or not subject to the UCC or PPSA), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Loan Party described in the preceding clauses of this Section 4.01 hereof (including, without limitation, any Insurance Proceeds thereon and all causes of action, claims and warranties now or hereafter held by such Loan Party in respect of any of the items listed above), and all books, correspondence, files and other Records including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Loan Party or any other Person from time to time acting for such Loan Party that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 4.01 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(p)           all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

(I)                  in each case howsoever such Loan Party’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

(II)                Notwithstanding anything herein to the contrary, for the avoidance of doubt, the term “Collateral” shall not include, and no Loan Party is pledging, nor granting a security interest hereunder in, any Excluded Assets and the Excluded Deposit Accounts.

4.02              Other Collateral.

(a)           Commercial Tort Claims.  The Loan Parties shall promptly notify the Agent in writing upon any Loan Party incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of the Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by the Agent to give the Agent, on behalf of the Credit Parties, a security interest in any such Commercial Tort Claim.  The Loan Parties represent and warrant that as of the date of this Agreement, to their knowledge, no Loan Party possesses any Commercial Tort Claims, except as disclosed on Schedule 4.01.

(b)          Other Collateral.  The Loan Parties shall promptly notify the Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts (other than Excluded Deposit Accounts), Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of the Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by the Agent to deliver to the Agent control with respect to such Collateral; promptly notify the Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of the Lender, will promptly execute such other documents, and do such other acts or things deemed appropriate by the Agent to deliver to the Agent possession of such Documents (to the extent negotiable) and Instruments, and with respect to non-negotiable Documents, to have such non-negotiable Documents issued in the name of the Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of the Agent.

(c)            Lien Perfection; Further Assurances.  The Loan Parties shall execute such UCC-1 or PPSA financing statements as are required by the UCC or the PPSA, as applicable and such other instruments, assignments or documents as are necessary to perfect the Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of the Agent’s Lien upon the Collateral, other than, in each case, Excluded Perfection Actions.  Unless prohibited by applicable law, each Loan Party hereby authorizes the Agent to execute and file any such financing statement, including financing statements that indicate the Collateral (a) as all assets of such Loan Party or words of similar effect, or (b) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 4.01 on such Loan Party’s behalf.  Each Loan Party also hereby ratifies its authorization for the Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof.  At the Agent’s request, each Loan Party shall also promptly execute or cause to be executed and shall deliver to the Agent any and all documents, instruments and agreements deemed necessary by the Agent to give effect to or carry out the terms or intent of the Loan Documents, provided that no Loan Party shall be required to take any Excluded Perfection Action.

(d)           Investment Property and other Equity Interests.

(i)             Form of Pledged Interests.  At no time shall any Pledged Interests: (a) be held or maintained in the form of a security entitlement or credited to any securities account other than security entitlements credited to a securities account that is listed on Schedule 6.19 (as supplemented from time to time) and that is subject to the control of the Agent pursuant to Section 4.05; and (b) which constitute a “security” under Article 8 of any applicable UCC (or if applicable, the PPSA) be maintained in the form of uncertificated securities.  With respect to any Pledged Interests that are “securities” under Article 8 of the applicable UCC (or if applicable the PPSA), such Pledged Interests are, and shall at all times be, represented by the share certificates listed on Schedule 4.02 hereto (as supplemented from time to time), and such share certificates, with stock powers duly executed in blank by the applicable Loan Party, shall have been delivered to the Agent.

(ii)            Delivery of Certificates.  All certificates or instruments representing or evidencing any Pledged Interests shall be delivered to and held by or on behalf of the Agent pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.  The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable

(iii)          Issuer Agreements. Upon request of the Agent, each Loan Party that is the issuer of any Pledged Interests shall and shall cause each other Person that is the issuer of any Pledged Interests to (a) acknowledge in writing the security interest and Lien of the Agent in such Collateral granted by the Loan Party owning such Pledged Interests, (b) agree in writing that, with respect to any such Pledged Interests, it will comply with the instructions originated by the Agent without further consent of any other Loan Party and (c) confirm and agree in writing that, with respect to any such Pledged Interests, it has not received notice of any other continuing Lien therein (other than the Lien in favor of the Agent hereunder) and will not comply with the instructions originated by any Person (other than the Agent) without further consent of the Agent.

(iv)          Distributions on Investment Property and other Equity Interests.  In the event that any cash dividend or cash distribution (a “Dividend”) is paid on any Pledged Interests of any Loan Party at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Loan Party.  If an Event of Default has occurred and is continuing, then, any such Dividend or payment shall be paid directly to the Agent for the benefit of the Credit Parties.

(v)          Voting Rights with respect to Equity Interests.  So long as no Event of Default has occurred and is continuing, Loan Parties shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement.  If an Event of Default shall have occurred and be continuing,  all rights of Loan Parties to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at the Agent’s option, be suspended, and all such rights shall, at the Agent’s option, thereupon become vested in the Agent for the benefit of the Credit Parties during the continuation of such Event of Default, and the Agent shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights and during the continuation of such Event of Default and the Agent shall have the right to act with respect thereto as though it were the outright owner thereof.  After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each Loan Party shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 4.02(d)(v).

(vi)         Securities Accounts.  No Loan Party shall maintain any securities accounts with any securities intermediary that are not identified on Schedule 6.19 (as supplemented from time to time) and as to which such securities intermediary and such Loan Party have entered into a control agreement with the Agent in which such Loan Party irrevocably authorizes and directs such securities intermediary to dispose of such Collateral at the direction of the Agent and to comply with the instructions originated by the Agent without further consent of such Loan Party.  The Agent agrees with the Loan Parties that such instruction shall not be given by the Agent unless an Event of Default has occurred and is continuing.

(vii)       Organizational Documents.  With respect to each issuer of any Pledged Interests of each Loan Party, such Loan Party shall promptly deliver to the Agent (a) copies of the organizational documents of such issuer, together with all amendments thereto and any shareholder or similar agreement in respect of such Pledged Interests to which such Loan Party is a party and (b) at the request of the Agent, the consent of each other party to any such document or agreement to the pledge by such Loan Party of such Pledged Interests hereunder and to the transfer of such Pledged Interests to the Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default.

(e)           Lien on Realty.  The due and punctual payment and performance of the Loan Parties shall also be secured by the Lien created by the Mortgages upon all property of the Loan Parties described therein.  If any Loan Party shall acquire at any time or times hereafter any fee simple interest in other real property, such Loan Party agrees promptly at Agent’s option to execute and deliver to the Agent, as additional security and Collateral for the Obligations, Mortgages covering such real property.  The Mortgages shall be duly recorded (at Loan Parties’ expense) in each office where such recording is required to constitute a valid Lien on the real property covered thereby.  In respect of any Mortgage, Loan Parties shall deliver to the Agent, at Loan Parties’ expense, all Mortgage Related Documents as the Agent and its counsel may request relating to the real property subject to the Mortgages.

(f)           Centrex Acquisition Documents.  Each Borrower hereby irrevocably authorizes and empowers the Agent or its agent, in their sole discretion, to assert, either directly or on behalf of any Borrower and each other Loan Party, at any time after the occurrence of an Event of Default and during the continuance thereof, any claims any Borrower may from time to time have against any person or entity or any of their affiliates with respect to any and all of the Contract Rights or with respect to any and all payments or other obligations due from the Sellers or any of their affiliates to the Borrowers or any other Loan Party under or pursuant to the Centrex Acquisition Documents (“Payments”), and to receive and collect any damages, awards and other monies resulting therefrom and to apply the same on account of the Obligations.  After the occurrence of any Event of Default and during the continuance thereof, the Agent may provide notice to the Sellers or any of their affiliates under Centrex Acquisition Documents that all Payments shall be made to or at the direction of the Agent for so long as such Event of Default shall be continuing.  Following the delivery of any such notice, the Agent shall promptly notify the Sellers and their affiliates, as the case may be, under the Centrex Acquisition Documents upon the termination or waiver of any such Event of Default.  After the occurrence of any Event of Default and during the continuance thereof, each Borrower hereby irrevocably makes, constitutes and appoints the Agent (and all officers, employees, or agent designated by the Agent ) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of enabling the Agent or its agent to assert and collect such claims and to apply such monies in the manner set forth hereinabove, which appointment, being coupled with an interest, is irrevocable.  Each Borrower shall keep the Agent informed of all circumstances bearing upon any potential material claim under or with respect to the Centrex Acquisition Documents and the Seller Undertakings and such Borrower shall not, without the prior written consent of the Agent, (i) waive any of its rights or remedies under any Centrex Acquisition Document with respect to any of the Seller Undertakings in excess of $250,000.00 in the aggregate during any Fiscal Year, (ii) settle, compromise or offset any amount payable by the sellers to such Borrower under any Centrex Acquisition Document in excess of $250,000.00 in the aggregate during any Fiscal Year, or (iii) amend or otherwise modify any Centrex Acquisition Document in any manner which is materially adverse to the interests of the Agent.  Each Borrower shall and shall cause each other Loan Party to perform and observe all the material terms and conditions of each Centrex Acquisition Document to be performed by it, maintain each Centrex Acquisition Document in full force and effect, enforce each Centrex Acquisition Document in accordance with its terms and take all such action to such end as may from time to time be reasonably requested by the Borrower.  Anything herein to the contrary notwithstanding, (i) each applicable Borrower and other Loan Party shall remain liable under each Centrex Acquisition Document to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Agent of any of its rights hereunder shall not release any Borrower or any other Loan Party from any of its duties or obligations under any Centrex Acquisition Document and (iii) the Agent shall not have any obligation or liability under any Centrex Acquisition Document by reason of this Agreement, nor shall the Agent be obligated to perform any of the obligations or duties of any Borrower or other Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Each Borrower hereby irrevocably authorizes and empowers the Agent, in the Agent’s sole discretion, at any time after the occurrence and during the continuance of an Event of Default, to assert, either directly or on behalf of such Borrower or any other Loan Party, any claim such Borrower or other Loan Party may from time to time have against the Sellers under or with respect to the Centrex Acquisition Documents and to receive and collect any and all damages, awards and other monies resulting therefrom and to apply the same to the Obligations.  Each Borrower hereby irrevocably makes, constitutes and appoints Agent as its true and lawful attorney in fact for the purpose of enabling the Agent to assert and collect such claims and to apply such monies in the manner set forth above, which appointment, being coupled with an interest, is irrevocable.

4.03             Collateral Administration.

(a)          Administration of Accounts.

(i)             Records and Schedules of Accounts.  Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon.

(ii)           Taxes.  If an Account of any Borrower includes a charge for any Taxes, the Agent is authorized, in its discretion after the occurrence of an Event of Default and during the continuation thereof, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that the Agent shall not be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

(iii)         Account Verification.  After Payment in Full of the First Lien Priority Debt, if an Event of Default exists, the Agent shall have the right at any time, in the name of itself or any Lender, any designee of such Lender or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise.  Borrowers shall cooperate fully with the Agent in an effort to facilitate and promptly conclude any such verification process.

(iv)          Proceeds of Collateral.  Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Concentration Account (as defined in the First Lien Credit Agreement) (or a lockbox relating to the Concentration Account (as defined in the First Lien Credit Agreement) (or, after the Payment in Full of First Lien Priority Debt, in an account subject to a Control Agreement in favor of the Agent).  If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for the Agent and promptly (not later than the next Business Day) deposit same into the Concentration Account (as defined in the First Lien Credit Agreement).  Notwithstanding the foregoing, subject to Section 4.05(a), Accounts for which the Account Debtor is a Canadian entity shall be made directly to a Controlled Deposit Account or to the Concentration Account (as defined in the First Lien Credit Agreement) (or a lockbox relating to the Concentration Account (as defined in the First Lien Credit Agreement) (or, after the Payment in Full of First Lien Priority Debt, in an account subject to a Control Agreement).

(b)          Administration of Inventory.

(i)             Records and Reports of Inventory.  Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions.  Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Agent when an Event of Default is continuing) and periodic cycle counts consistent with historical practices, and shall provide to the Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Agent may request.

The Agent, in its reasonable discretion, if any Event of Default is continuing, may cause additional inventories (including physical counts) to be taken as the Agent determines (each, at the expense of the Loan Parties).  The Agent may participate in and observe each physical count.

(ii)           Returns of Inventory.  No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default exists or would result therefrom; (c) the Agent is promptly notified if the aggregate value of all Inventory returned in a particular calendar month exceeds $150,000; and (d) any payment received by a Borrower for a return is promptly remitted to the First Lien Lender, until Payment in Full of First Lien Priority Debt, for application to First Lien Priority Debt.

(iii)          Acquisition, Sale and Maintenance.  Each Borrower shall take all steps to assure that all Inventory is produced in accordance with applicable Law, including the FLSA.  No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory.  The Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable Laws, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

(c)          Landlord, Processor and Storage Agreements.  Each Loan Party shall provide the Agent, upon request with copies of all agreements between any Loan Party or any of its Subsidiaries and any landlord, warehouseman, processor, bailee, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept.  With respect to any lease (other than leases for sales offices), bailment, warehousing agreement, any processing agreement or similar agreement in any case entered into after the Closing Date, each Loan Party shall use commercially reasonable efforts to provide the Agent with a Lien Waiver with respect to such premises.

4.04              Further Assurances.

(a)           New Deposit Accounts and Securities Accounts.  Concurrently with or prior to the opening of a Deposit Account, Securities Account, commodities account, securities entitlement or commodity contract by any Loan Party after the Closing Date, other than any Excluded Deposit Account, such Loan Party shall deliver to the Agent a Control Agreement covering such Deposit Account, Securities Account, securities entitlement or commodity contract, duly executed by such Loan Party, the Agent, the First Lien Lender and the applicable Controlled Account Bank, securities intermediary or financial institution at which such account is maintained or with which such entitlement or contract is carried, as the case may be; provided, that prior to the Payment in Full of First Lien Priority Debt, the Loan Parties shall be required only to utilize commercially reasonable efforts to obtain a Control Agreement to which the First Lien Lender and the Agent both would be parties in respect of any such Deposit Account, Securities Account, securities entitlement or commodity contract opened after the Closing Date and if, after utilizing such commercially reasonable efforts, the Loan Parties shall have been unsuccessful in obtaining such a Control Agreement, then no such Control Agreement shall be required in respect thereof so long as the First Lien Lender continues to act as bailee and perfection agent for the benefit of the Agent in respect thereof as contemplated by the Intercreditor Agreement; it being agreed and understood that, from and after Payment in Full of First Lien Priority Debt, the Loan Parties shall be required to comply with the provisions of this clause (a) (without giving effect to this proviso).

(b)          UCC and PPSA Authorization.  The Agent is hereby irrevocably authorized to execute (if necessary) and file or cause to be filed, with or if permitted by applicable law without the signature of any Borrower appearing thereon, all UCC and PPSA financing statements reflecting any Borrower as “debtor” and the Agent as “secured party,” and continuations thereof and amendments thereto, as the Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

4.05             Cash Management.

(a)           Controlled Deposit Account.  On or prior to the Closing Date, the relevant Borrower shall enter into a Control Agreement with the Agent, the First Lien Lender and the relevant Controlled Account Bank with respect to each Deposit Account listed on Schedule 6.19 (other than Excluded Deposit Accounts), which shall include all lockboxes and related lockbox accounts used for the collection of Accounts.  Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Deposit Account in its name.  The Borrower Agent shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Deposit Account to ensure the proper transfer of funds as set forth above.  All remittances received by any Loan Party on account of Accounts, together with the proceeds of any other Collateral, shall be held as the Agent’s property, for the benefit of the Credit Parties, by such Loan Party as trustee of an express trust for the benefit of the Credit Parties and such Loan Party shall immediately deposit same in kind in a Controlled Deposit Account.  The Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that a Loan Party’s Accounts have been assigned to the Agent and to collect such Loan Party’s  Accounts directly in its own name, or in the name of the Agent’s agent, and to charge the collection costs and expenses, including reasonable attorneys’ fees, to the Loan Account.

4.06             Information Regarding Collateral.  Each Borrower represents, warrants and covenants that (a) the chief executive office of each Loan Party on the Closing Date is located at the address or addresses specified on Schedule 4.06, and (b) Schedule 4.06 contains a true and complete list of (i) the exact legal name, jurisdiction of formation, and address within the United States or Canada of each Loan Party and of each other Person that has effected any merger or consolidation with a Loan Party or contributed or transferred to a Loan Party any property constituting Collateral at any time since January 1, 2010, (excluding Persons making sales in the ordinary course of their businesses to a Loan Party of property constituting Inventory in the hands of such seller), (ii) the exact legal name, jurisdiction of formation, jurisdiction identification number, and each location of the chief executive office of each Loan Party at any time since January 1, 2010, (iii) each location within the United States or Canada in which material goods constituting Collateral are located as of the Closing Date (together with the name of each owner of the property located at such address if not the applicable Loan Party, a summary description of the relationship between the applicable Loan Party and such Person and the maximum approximate book or market value of the Collateral held or to be held at such location).  The Company shall not change, and shall not permit any other Loan Party to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in clause (b)(iii) of the immediately preceding sentence, or use or permit any other Loan Party to use, any additional trade name, trademark or other trade style, except upon giving not less than thirty (30) days’ prior written notice to the Agent and taking or causing to be taken all such action at Borrowers’ or such other Loan Parties’ expense as may be reasonably requested by the Agent to perfect or maintain the perfection and priority of the Lien of the Agent in Collateral.  The parties acknowledge that, prior to the date of this Agreement, the Borrowers have given notice to the Agent and the Lenders of the intended Facility Relocation and that the Borrowers have terminated the lease for their chief executive office located at 303/333 Rock Industrial Park Drive, Bridgeton, Missouri, and no further notice is required with respect to the Facility Relocation under the terms of this Section 4.06.

4.07              Releases.

(a)          The Agent shall, at the written request of the Borrower Agent and sole expense of the Loan Parties, release the following:

(i)             Any Collateral sold, transferred or otherwise disposed of in a Disposition permitted by this Agreement and the other Loan Documents (including pursuant to a waiver or consent), and Agent shall, within a reasonable period of time, execute and deliver to the Borrower Agent or the relevant Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral;

(ii)          A Borrower (other than the Company and CCP) from its Obligations if all of the Equity Interests of such Borrower are sold, transferred or otherwise disposed of in a Disposition permitted by this Agreement and the other Loan Documents (including pursuant to a waiver or consent); provided that the Borrower Agent shall have delivered to the Agent a written request at least ten (10) Business Days prior to the date for release, identifying the relevant Borrower and the terms of the sale or other disposition in reasonable detail, including the price thereof and any material expenses in connection therewith, together with a certification by the Borrower Agent stating that such transaction is in compliance with this Agreement and the other Loan Documents; and

(iii)         Any Collateral which the Agent or any Lender is required to release pursuant to the Intercreditor Agreement.

(b)          Upon Payment in Full on the Termination Date, the Collateral shall be released from the Liens created hereby, and all rights to the Collateral shall revert to the Borrowers.  At the request and sole expense of the Borrower Agent following Payment in Full, the Agent shall deliver to the Borrower Agent any Collateral held by the Agent hereunder, and execute and deliver to the Borrower Agent such documents as the Borrower Agent shall reasonably request in writing to evidence such termination and release of the Liens created hereby.

4.08         Intercreditor Agreement.  Agent, the Borrowers and First Lien Lender have entered into the Intercreditor Agreement. To the extent any provision of this Agreement conflicts with or is otherwise inconsistent with the Intercreditor Agreement, the Intercreditor Agreement shall govern and control.  Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement or any other Loan Document, until the Payment in Full of First Lien Priority Debt, (a) any assignment, endorsement, delivery or transfer of Collateral hereunder to Agent shall be to First Lien Lender, (b) any delivery of any Collateral or any other item to Agent required hereunder shall be to First Lien Lender, (c) all items required to be delivered to Agent hereunder, including, without limitation, stock certificates and chattel paper, shall be delivered to First Lien Lender as contractual representative for purposes of perfection for the Agent and Lenders, (d) as and to the extent provided in the Intercreditor Agreement, all distributions, dividends or other property paid or payable with respect to any Collateral shall be paid to the First Lien Lender, and (e) notwithstanding anything herein to the contrary, all Liens created under this Agreement or any other Loan Document, and rights and remedies of the Agent (and the Lenders) in respect thereof, shall be subject to and limited by the terms of the Intercreditor Agreement (as among the First Lien Lender, the Agent and the Lenders).  Any provision of this Agreement or any other Loan Document to the contrary notwithstanding, prior to the Payment in Full of First Lien Priority Debt, no Loan Party shall be required to act or refrain from acting with respect to any Collateral if compliance by such Loan Party with such requirement would result in a breach of or constitute a default under the Intercreditor Agreement (provided, the foregoing shall not limit the deemed occurrence of, or ability of the Agent to declare, any Default or Event of Default hereunder due to such failure to act or refraining from acting, it being agreed and understood that the Intercreditor Agreement delineates the rights and powers, subject to the terms and conditions therein contained, of the First Lien Lender, the Agent and the Lenders, as among themselves).  If any Loan Party shall grant a security interest in or pledge any assets or undertake any actions to perfect or protect any Liens in connection with the Security Instruments, such Loan Party may simultaneously grant a security interest in and pledge such assets or undertake such actions with respect to such assets as necessary to comply with the provisions set forth in the Intercreditor Agreement and the First Lien Loan Documents, without further request or consent by the Agent or any other Credit Party.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSION

5.01             Conditions of Credit Extension.  The obligation of the Lenders to make the Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Agent’s receipt of the following items, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent and its legal counsel:

(i)             executed counterparts of this Agreement and each of the Security Instruments;

(ii)           A Note executed by the Borrowers in favor of each Lender that requests a Note;

(iii)         such certificates of resolutions or other action, incumbency certificates (including specimen signatures), and/or other certificates of Responsible Officers or the Secretary or Assistant Secretary of each Loan Party as the Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)         such documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, including certified copies of each Loan Party’s Organization Documents, shareholders’ agreements, certificates of good standing and/or qualification to engage in business from each jurisdiction identified on Schedule 5.01 hereto;

(v)           favorable opinions of DLA Piper LLP (US), Barnes & Thornburg LLP and McMillan LLP, counsel to the Loan Parties, each addressed to the Agent and the Lenders and their successors and assigns and as to the matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi)         certificates of Responsible Officers of the Borrower Agent or the applicable Loan Parties either (A) identifying all consents, licenses and approvals required in connection with the execution, delivery and performance by each Borrower and the validity against each such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, and attaching true and correct copies thereof or (B) stating that no such consents, licenses or approvals are so required;

(vii)        a certificate signed by a Responsible Officer of the Borrower Agent certifying that the conditions specified in Sections 5.01(d) and 5.01(e) have been satisfied;

(viii)      (A) audited financial statements of the Company and its Subsidiaries for each of the three Fiscal Years immediately preceding the Closing Date,  (B) unaudited interim financial statements for the Company and its Subsidiaries as of December 31, 2014, and (C) financial projections of the Company and its Subsidiaries for the next Fiscal Year;

(ix)          a certificate signed by the Chief Financial Officer or the Chief Accounting Officer of the Borrower Agent certifying that, after giving effect to the entering into of the Loan Documents and the consummation of all of the Transactions, the Borrowers, measured on a consolidated basis, are Solvent;

(x)           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi)            [Reserved];

(xii)         [Reserved];

(xiii)       delivery of Uniform Commercial Code and/or PPSA financing statements, suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Agent and the Lenders under the Security Instruments as a second priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions (other than Excluded Perfection Actions) as may be reasonably necessary under applicable law to perfect the Liens of the Agent and the Lenders under such Security Instruments as a second priority Lien in and to such other Collateral as the Agent may require;

(xiv)       Uniform Commercial Code search results showing only those Liens as are acceptable to the Agent;

(xv)        evidence satisfactory to the Agent that the consummation (in compliance with all applicable laws and regulations, with the receipt of all material governmental, shareholder and third party consents and approvals relating thereto) of the Centrex Acquisition shall occur on the Closing Date;

(xvi)      copies of the Centrex Acquisition Documents, all certified as true and correct by the Borrower Agent; and

(xvii)     the items listed on the most recent Closing Checklist delivered to the Borrower Agent prior to the Closing Date.

(b)          Any fees required to be paid on or before the Closing Date shall have been paid.

(c)          The Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Agent and the Lenders to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent and the Lender).

(d)          The representations and warranties of the Loan Parties contained in Article VI,  any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.

(e)           No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to the Credit Parties that:

6.01             Existence, Qualification and Power.  Each Loan Party and each Subsidiary (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as is now being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.02              Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Organization Documents of any such Person; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03             Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Instruments, (c) the perfection or maintenance of the Liens created under the Security Instruments (including the first (or, prior to the Payment in Full of First Lien Priority Debt, second) priority nature thereof) or (d) the exercise by each of the Agent and any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Instruments, other than the First Lien Lender in respect of First Lien Priority Debt.

6.04             Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (a) as rights to indemnification hereunder may be limited by applicable Law and (b) as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

6.05             Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries dated as of December 31, 2014, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the month then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)          Since the date of the Audited Financial Statements there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)          The Loan Parties, on a Consolidated basis, are Solvent.  No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

6.06              Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.07              No Default.  No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.  As of the Closing Date, no “Default” under the First Lien Loan Documents has occurred which is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document or any of the First Lien Loan Documents.

6.08              Ownership of Property; Liens.

(a)           Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b)           Schedule 6.08(b) (1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties as of the Closing Date.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Liens.  Schedule 6.08(b)(2) sets forth the address (including street address, county and state) of all material operating leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such lease as of the Closing Date.  Each of such leases is in full force and effect and the Loan Parties are not in default of any material terms thereof.

(c)           Schedule 8.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 8.01, and Permitted Liens.

6.09              Environmental Compliance.

(a)           Except as disclosed in Schedule 6.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Loan Party or any Subsidiary’s operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as otherwise set forth in Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by any Loan Party or any Subsidiary thereof is listed or, to the knowledge of the Loan Parties, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof; (iii) to the knowledge of the Loan Parties, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or Subsidiary in violation of Environmental Laws or, to the knowledge of the Loan Parties, by any other Person in violation of Environmental Laws on any property currently owned or operated by any Loan Party or any Subsidiary thereof, which could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as otherwise set forth on Schedule 6.09 or as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any Subsidiary at, or transported to or from by or on behalf of any Loan Party or any Subsidiary, any property currently owned or operated by any Loan Party or any Subsidiary thereof have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

(d)           Each Loan Party conducts in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Loan Party has reasonably concluded that, except as set forth on Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10              Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 6.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date.  Each insurance policy listed on Schedule 6.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

6.11              Taxes.  Each Loan Party and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being Properly Contested and except where the failure to file such returns or reports could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement other than the Tax Sharing Agreement.

6.12             ERISA Compliance.

(a)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect.  Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or the Plan is covered by an opinion or advisory letter issued by the Internal Revenue Service.  To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)         There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)          No Loan Party maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)          With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as would not reasonably be expected to have a Material Adverse Effect:

(i)             any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)          the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles;

(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(iv)         no Borrower or other Loan Party currently contributes to or is obligated to contribute to a Foreign Plan.

6.13            Subsidiaries; Equity Interests.  No Loan Party (a) has any Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.13 (which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary) or created or acquired in compliance with Section 7.13 and (b) has any equity investments in any other corporation or entity other than those specifically disclosed on part (b) of Schedule 6.13 or made after the Closing Date in compliance with this Agreement and the other Loan Documents.  Each Inactive Subsidiary is designated as such on Schedule 6.13. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments or other Liens in favor or the Lender.  All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on part (c) of Schedule 6.13 free and clear of all Liens except for those created under the Security Instruments.

6.14             Margin Regulations; Investment Company Act.  No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the Loan Parties, any Person Controlling any Loan Party, nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15             Disclosure.  Each Loan Party has disclosed or caused the Borrower Agent to disclose to the Agent all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party or any Subsidiary to the Agent or any other Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged and agreed by the Agent that projections as to future events are not to be viewed as facts and are not guarantees of financial performance and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material).

6.16             Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17             Intellectual Property; Licenses, Etc.  Each Loan Party and its Subsidiaries own, or possess the right to use, all of the Intellectual Property (including IP Rights) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of each Loan Party, the operation by each Loan Party and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

6.18             Labor Matters.  Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or as set forth on Schedule 6.18, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened.  The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters in all material respects.  No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law.  All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in all material respects in accordance with GAAP as a liability on the books of such Loan Party.  Except as set forth on Schedule 6.18 or otherwise disclosed to the Agent in writing from time to time, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement with a senior executive in excess of $200,000 in aggregate annual compensation, or bonus arrangement with a senior executive in excess of $200,000 in the aggregate, and, as of the Closing Date, no Loan Party or any Subsidiary is a party to or bound by any restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement.  There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, except as could not reasonably be expected to result in a Material Adverse Effect.  There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, except as could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

6.19             Deposit Accounts and Securities Accounts.

(a)          Part (a) of Schedule 6.19 sets forth a list of all Deposit Accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)          Part (b) of Schedule 6.19 sets forth a list of all Securities Accounts or securities entitlement or commodity contracts maintained by the Loan Parties as of the Closing Date, which Schedule includes (i) the name and address of the securities intermediary or institution holding such account or party to such contract; (ii) the account number(s) maintained with such securities intermediary or institution; and (iii) a contact person at such securities intermediary or institution.

6.20             [Reserved].

6.21             Anti-Terrorism Laws and Foreign Asset Control Regulations.  Each Loan Party and its Subsidiaries is in compliance in all material respects with, and the advances of the Loans and use of the proceeds thereof will not violate, (a) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) and any other enabling legislation or executive order relating thereto, thereto (which for the avoidance of doubt shall include, but shall not be limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”)) and/or (b) the Uniting And Strengthening America by Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

6.22            Brokers.  No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents (except as disclosed in the Centrex Purchase Agreement and solely with respect to the Centrex Acquisition), and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith (except as disclosed in the Centrex Purchase Agreement and solely with respect to the Centrex Acquisition).

6.23             Customer and Trade Relations.  There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any modification or change in the business relationship of any Loan Party with any customers or suppliers which are, individually or in the aggregate, material to its operations, to the extent that such cancellation, modification or change could reasonably be expected to result in a Material Adverse Effect.

6.24             Material Contracts.  Schedule 6.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date.  The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the date hereof.

6.25           Casualty.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other Casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.26             Senior Indebtedness.  All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term relating to the Obligations and all such Obligations are entitled to the benefits of the subordination created by the Kohlberg Intercreditor Agreement or any other applicable Subordinated Indebtedness Document, as applicable.  Each Loan Party acknowledges that the Lenders are entering into this Agreement and are extending their Term Loan Commitments in reliance upon the subordination provisions of the Kohlberg Intercreditor Agreement.

6.27              Centrex Acquisition.  As of the Closing Date, (i) each of the representations and warranties made by the Loan Parties in the Centrex Acquisition Documents is true and correct in all material respects, except to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date, and (ii) to the knowledge of the Loan Parties, each of the representations and warranties made by a party, other than a Loan Party, to the Centrex Acquisition Documents is true and correct in all material respects, expect to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date.  At the close of business on the Closing Date, the Centrex Acquisition shall have been consummated and completed in accordance with all applicable Laws.

6.28             Inactive Subsidiaries.  Each Subsidiary of the Company which is not a Loan Party is an Inactive Subsidiary.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Obligation hereunder shall remain unpaid or unsatisfied, each Loan Party shall, and shall cause each Subsidiary to:

7.01             Financial Statements.  Deliver to the Agent:

(a)           as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Company or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally-recognized standing reasonably acceptable to the Agent (and Agent acknowledges that UHY LLP is an acceptable firm) (the “Auditor”), which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall include a certificate of the Auditor stating that in making the examination necessary with respect to such audit it has not become aware of any Default  in respect of any term, covenant, condition of Section 8.12 or, if any such Default shall exist, stating the nature and status of such event; provided that the Borrowers shall only be required to use reasonable efforts exercised in good faith to obtain such certificate;

(b)          Quarterly, as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and the related statements of income and cash flow for such quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Company and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial condition, results of operations, shareholders equity and cash flows for such month and period, subject to normal year-end adjustments consistent with historical practices and the absence of footnotes;

(c)           Monthly, as soon as available, but in any event within thirty (30) days after the end of each Fiscal Month (other than for the months of March, June, September and December which shall be delivered in accordance with Section 7.01(b), unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for the Company and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial condition, results of operations, shareholders equity and cash flows for such month and period, subject to normal year-end adjustments consistent with historical practices and the absence of footnotes;

(d)          as soon as available but not later than thirty (30) days after the end of each Fiscal Year, annual financial projections of the Company and its Subsidiaries on a consolidated basis, in form reasonably satisfactory to the Agent, of (i) monthly consolidated balance sheets and statements of income or operations and cash flows and (ii) monthly Availability (as defined in the First Lien Credit Agreement) for Borrowers for the immediately following Fiscal Year.

7.02             Compliance Certificate; Other Information.  Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a)           on or before the Wednesday of each week from and after the date hereof, Borrower Agent shall deliver to the Agent a Borrowing Base Certificate (as defined in the First Lien Credit Agreement) as of the last day of the immediately preceding week, with such supporting materials as the First Lien Lender shall reasonably request (including weekly reporting of rolling forward accounts receivable data by reporting weekly sales, cash collections and credits and monthly reporting of gross inventory, inventory ineligibles and accounts receivable ineligibles).

(b)          on or before the twentieth (20th) day of each calendar month from and after the date hereof (or while a Default exists, more frequently upon the request of the Agent), Borrower Agent shall deliver to the Agent, (i) reconciliations of all Borrowers’ Accounts as shown on the month end Borrowing Base Certificate (as defined in the First Lien Credit Agreement) for the immediately preceding month to Borrowers’ accounts receivable agings, to Borrowers’ general ledger and to Borrowers’ most recent financial statements, (ii) accounts payable agings, (iii) accounts receivable agings, (iv) reconciliations of Borrowers’ Inventory (as defined in the First Lien Credit Agreement) as shown on Borrowers’ perpetual inventory, to Borrowers’ general ledger and to Borrowers’ financial statements and (v) Inventory status reports, all with supporting materials as the Agent shall reasonably request.

(c)           a Compliance Certificate executed by the chief financial officer of Borrower Agent which certifies compliance with Section 8.12 and provides a reasonably detailed calculation of the Fixed Charge Coverage Ratio delivered concurrently with delivery of financial statements under Sections 7.01(a), 7.01(b) and 7.01(c) above;

(d)          promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Agent pursuant hereto;

(e)           at the Agent’s request (but not more frequently than monthly unless a Default has occurred and is continuing), a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, all in form reasonably satisfactory to the Agent;

(f)            promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent may from time to time reasonably request;

(g)           concurrently with the furnishing thereof, any material notice, statement or report furnished to any holder of any of the First Lien Debt or to the First Lien Lender, which is not otherwise required to be delivered hereto (other than notices solely with respect to borrowings under the Revolving Loan Commitment, as defined in the First Lien Credit Agreement), but, including Borrowing Base Certificates (as defined in the First Lien Credit Agreement), supporting materials, reconciliations, agings and reports and appraisals; and

(h)                on or before April 30, 2015, a detailed, written plan in respect of the contemplated relocation of the Core Business from Bridgeton, Missouri to Jefferson City, Missouri (the “Facility Relocation”), as disclosed to the Agent prior to the Closing Date, which written plan shall (i) be reasonably acceptable to the Agent, (ii) include a detailed budget, including line items for material expenditures and incurrences, (iii) set forth any material legal requirements and notices necessary or appropriate for such relocation, and (iv) include projected milestones for each step and material action involved in respect of such relocation, including the engagement of consultants and hiring of reputable and bonded movers, anticipated dates of relocation and anticipated date of completion, and the Loan Parties shall promptly notify the Agent in writing of any variances or delays relative to such plan, budget (including cost overruns), timeline and milestones (and in the event of any such variance or delay, the Loan Parties shall keep the Agent reasonably apprised of developments and consult with the Agent).  At the written request of the Agent, the Loan Parties shall engage a consultant, reasonably satisfactory to the Agent, at the Loan Parties’ sole expense (including, without limitation, any monthly retainer fee required from the time such engagement begins through the completion of the Facility Relocation) to oversee the Facility Relocation, and the Loan Parties shall authorize and direct such consultant to discuss the engagement and Facility Relocation with the Agent from time to time.

7.03              Notices.  Promptly notify the Agent:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary or, to the knowledge of any Borrower, to the extent that any Responsible Officer is aware of such breach, non-performance or default, a breach or non-performance of, or default under, a Contractual Obligation to which any Loan Party or any Subsidiary is a party by the other party thereto; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws; (iv) the violation or receipt by any Loan Party or any Subsidiary of written assertion, to the extent a Responsible Officer is aware of such assertion, of violation of any applicable Law;

(c)           of the occurrence of any ERISA Event that could reasonably be expected to result in liability to any Loan Party of $250,000 or more;

(d)           the creation or acquisition of any Subsidiary;

(e)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f)            of any change in any Loan Party’s chief executive officer, president or chief financial officer;

(g)           of the discharge by any Loan Party of its present Auditors or any withdrawal or resignation by such Auditors;

(h)           of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(i)            of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $25,000;

(j)            the receipt of any notice from a supplier, seller, or agent pursuant to either PACA or PASA with respect to any aggregate liability of $25,000 or more;

(k)           of any Event of Loss with respect to any material portion of the Collateral;

(l)            any facts or circumstances that could reasonably likely give rise to a Change of Control;

(m)          within two Business Days of receipt or sending, as applicable, copies of any notices (including notices of default or acceleration) received from any Subordinated Lender or the First Lien Lender or given by any Loan Party to any Subordinated Lender or the First Lien Lender;

(n)           within five Business Days following the date that any Inactive Subsidiary is no longer an Inactive Subsidiary;

(o)           of any failure by any Loan Party to pay rent at any of such Loan Party’s locations if such failure continues for more than fifteen (15) days following the day on which such rent first came due.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Agent setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04             Payment of Obligations.  Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being Properly Contested; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent that any such Lien would otherwise be permitted by Section 8.01 or the same are being Properly Contested; and (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000 as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05             Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 8.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06             Maintenance of Properties.  (a) Maintain, preserve and protect all of its properties (other than insignificant properties) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07              Maintenance of Insurance.

(a)           Except as provided in clause (b) below, maintain with (i) companies having an A.M. Best Rating of at least “A-” or (ii) financially sound and reputable insurance companies reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance), of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b)           Maintain insurance against Casualty to the Real Estate under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, and malicious mischief.  Unless otherwise agreed in writing by the Agent, such insurance shall be for the full insurable value of the Real Estate on a replacement cost basis, with a deductible amount, if any, reasonably satisfactory to the Agent.  The term “full insurable value” means one hundred percent (100%) of the actual replacement cost of the Real Estate, including tenant improvements (excluding excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(c)           Cause all Casualty policies, including fire and extended coverage policies, maintained with respect to any Collateral (including the Real Estate) to be endorsed or otherwise amended to include (i) a non-contributing mortgagee clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(d)          Cause commercial general liability policies to be endorsed to name the Agent as an additional insured; and cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent or any other party shall be a co‑insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(e)           Cause each such policy referred to in this Section 7.07 to also provide that it shall not be canceled, or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(f)            Deliver to the Agent, prior to the cancellation, or non‑renewal of any such policy of insurance, a copy of a renewal or replacement policy or insurance certificate (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium then due therefor.

(g)           Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.  The Loan Parties shall pay the reasonable and documented, out-of-pocket fees and expenses of any representatives retained by the Agent to conduct any such inspection; provide that the Borrowers shall only be obligated to pay such fees and expenses for one (1) such inspection during any twelve (12) month period (unless an Event of Default has occurred and is continuing).

(h)           None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.07.  Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees.  The designation of any form, type or amount of insurance coverage by the any Credit Party under this Section 7.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

(i)            The Agent is authorized, at its sole and absolute option, to commence, appear in and prosecute, in its own or any Borrower’s name, any action or proceeding relating to any Event of Loss, and to make proof of loss for and to settle or compromise any claim in connection therewith.  In such case, subject to the Intercreditor Agreement, the Agent shall have the right to receive all Condemnation Awards and Insurance Proceeds, and may deduct therefrom any and all of its expenses incurred at any time incurred in connection therewith.  However, so long as no Event of Default has occurred and is continuing and the Borrowers are diligently pursuing their rights and remedies with respect to any claim arising from such Event of Loss, the Agent will obtain the Borrower Agent’s written consent (which consent shall not be unreasonably withheld or delayed) before making proof of loss for or settling or compromising such claim.  Each Borrower agrees to diligently assert its rights and remedies with respect to each such claim and to promptly pursue the settlement and compromise of each such claim subject to the Agent’s approval, which approval shall not be unreasonably withheld or delayed.  If, prior to the receipt by the Agent of any Condemnation Award or Insurance Proceeds, any Real Estate shall have been sold pursuant to the provisions of a Mortgage, the Agent shall have the right to receive such funds.  If any Condemnation Awards or Insurance Proceeds are paid to a Borrower, that Borrower shall receive the same in trust for the Agent.  Subject to the Intercreditor Agreement, within five (5) days after Borrower’s receipt of any Condemnation Awards or Insurance Proceeds, such Borrower shall deliver such awards or proceeds to the Agent in the form in which they were received, together with any endorsements or documents that may be necessary to effectively negotiate or transfer the same to the Agent.  Each Borrower agrees to execute and deliver from time to time, upon the request of the Agent, such further instruments or documents as may be requested by the Agent to confirm the grant and assignment to Agent of any Condemnation Awards or Insurance Proceeds.

7.08             Utilization of Net Proceeds.

(a)           Net Cash Proceeds arising from any Event of Loss with respect to any Real Estate must be utilized either for payment of the Obligations or for the restoration of such Real Estate.  Net Cash Proceeds may be utilized for the restoration of such Real Estate only if no Default shall exist and only if in the reasonable judgment of the Agent (i) there has been no material adverse change in the financial viability of the improvements on such Real Estate, (ii) the Net Cash Proceeds, together with other funds deposited with the Agent for that purpose, are sufficient to pay the cost of the restoration pursuant to a budget and plans and specifications approved by the Agent, (iii) the restoration can be completed prior to the Maturity Date and prior to the date required by any purchase and sale agreement or by any Lease, and (iv) following restoration, such Real Estate will have a fair market value at least equal to its fair market value immediately prior to the Event of Loss.  Otherwise, Net Cash Proceeds shall be utilized for payment of the Obligations in such order and in such proportions as determined by the Agent in its sole discretion.

(b)           If Net Cash Proceeds are to be utilized for the restoration of such Real Estate, (i) the Borrowers shall, at their sole cost and expense, promptly commence and diligently and continuously perform to completion the restoration in a good and workmanlike manner and in compliance with all Laws and the requirements of the Permitted Liens, whether or not the Borrowers shall have satisfied the requirements of this Section 7.08 in order to cause the Net Cash Proceeds to be made available for such restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose, and (ii) the Net Cash Proceeds, together with any other funds deposited with the Agent for that purpose, must be deposited in an account maintained by the First Lien Lender that is subject to a Control Agreement or, upon Payment in Full of First Lien Priority Debt, in an account maintained by the Agent that is subject to a Control Agreement, solely for the purposes described in this Section 7.08 (“Borrower’s Deposit Account”), which shall be a non-interest-bearing account.  Subject to the terms of Section 4.08 and this Section 7.08, the Agent shall have the exclusive right to manage and control all funds in the Borrower’s Deposit Account, but the Agent shall have no fiduciary duty with respect to such funds.  Prior to the advance by the Agent of any funds so deposited and the commencement of such restoration, the Borrowers shall take all steps necessary to avoid the imposition of any mechanics’ liens on the Real Estate or the improvements thereon.  Thereafter, the Agent will advance the deposited funds from time to time to the Borrowers for the payment of costs of restoration of the Real Estate upon presentation of evidence by the Borrowers acceptable to the Agent that such portion of the restoration has been completed satisfactorily and Lien-free.  If at any time the Agent reasonably determines that there is a deficiency in the funds available in the Borrower’s Deposit Account to complete the restoration as contemplated, then the Borrowers shall promptly deposit in the Borrower’s Deposit Account additional funds equal to the amount of the deficiency.  Any account fees and charges may be deducted from the balance, if any, in the Borrower’s Deposit Account.

(c)           Each Borrower grants to Agent, on behalf of the Credit Parties, a security interest in the Borrower’s Deposit Account and all funds hereafter deposited to such deposit account, and any proceeds thereof, as security for the Obligations.  Such security interest shall be governed by the UCC, and the Agent shall have available to it all of the rights and remedies available to a secured party thereunder.  The Borrower’s Deposit Account may be established and held in such name or names as the Agent shall deem appropriate, including in the name of the Agent.  Each Borrower hereby constitutes and appoints the Agent and any officer or agent of the Agent its true and lawful attorneys-in-fact with full power of substitution to open the Borrower’s Deposit Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section 7.08; provided, however, the Agent shall not exercise such power (other than the power to open the Borrower’s Deposit Account) unless an Event of Default has occurred and is continuing.  To the extent permitted by Law, each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

7.09             Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including without limitation all applicable Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being Properly Contested; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.10             Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (subject to normal year-end adjustments consistent with historical practices) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Loan Party or such Subsidiary, as the case may be.

7.11             Inspection Rights and Appraisals; Meetings with the Agent and Lenders.

(a)           Permit the Agent, at its expense except as provided in Sections 7.11(b), 7.11(c) or 7.11(d), on behalf of each of the Lenders, or its designees or representatives from time to time, subject to reasonable notice and normal business hours (except, in each case, when a Default exists), to conduct Field Exams, not to exceed two (2) Field Exams during any twelve (12) month period, excluding those initiated when a Default exists, and/or appraisals of Inventory (limited to one such appraisal during any twelve (12) month period, excluding those initiated when a Default exists) and to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and Auditors; provided that representatives of the Borrower Agent shall be given the opportunity to participate in any discussions with the Auditors.  Neither the Agent nor the Lenders shall have any duty to any Loan Party to share any results of any Field Exam with any Loan Party.  Appraisals may be shared with the Borrower Agent upon request.  The Loan Parties acknowledge that all Field Exams, appraisals and reports are prepared by or for the Agent and/or the Lenders for their purposes, and Loan Parties shall not be entitled to rely upon them.

(b)           If a Field Exam is initiated during a Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties.

(c)           If an Inventory appraisal is initiated during a Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties.

(d)           If a Real Estate and Equipment appraisal is initiated by the Agent during a Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties.

(e)           Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in meetings with the Agent and each Lender periodically during each year, which meetings shall be held at such times and such places as may be reasonably requested by the Agent.

7.12             Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to finance a portion of the Centrex Acquisition, (ii) to pay costs, fees and expenses in connection with the Transactions, and (iii) for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document, it being agreed and understood that all proceeds of the Term Loans received by the Company, if any, shall be contributed to CCP (including for purposes of consummating the Centrex Acquisition on the Closing Date) and the excess, if any, to other Subsidiaries of the Company that are Borrowers (provided, further, that any such proceeds received by FTW Holdings, Inc., a Delaware corporation, shall be contributed to Fort Wayne Plastics, Inc., an Indiana corporation).

7.13             New Domestic Subsidiaries and Qualifying Foreign Subsidiaries.  As soon as practicable but in any event within 3 Business Days following the acquisition or creation of any Domestic Subsidiary or Qualifying Foreign Subsidiary cause to be delivered to the Agent each of the following, as applicable:

(a)           a joinder agreement acceptable to the Agent duly executed by such Domestic Subsidiary or Qualifying Foreign Subsidiary, together with executed counterparts of each other Loan Document reasonably requested by the Agent, including all Security Instruments and other documents reasonably requested to establish and preserve the Lien of the Agent, on behalf of the Lenders in all Collateral of such Domestic Subsidiary or Qualifying Foreign Subsidiary;

(b)           (i) Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Agent for the benefit of the Credit Parties as “Secured Party,” in form, substance and number sufficient in the reasonable opinion of the Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of the Agent for the benefit of the Credit Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by a Uniform Commercial Code or PPSA filing, and (ii) subject to Section 4.08 hereof, pledge agreements, control agreements, Documents and original collateral (including pledged Equity Interests, Securities and Instruments) and such other documents and agreements as may be reasonably required by the Agent, all as necessary to establish and maintain a valid, perfected security interest in all Collateral in which such Domestic Subsidiary or Qualifying Foreign Subsidiary has an interest consistent with the terms of the Loan Documents, provided that notwithstanding anything to the contrary in this Section 7.13, no Loan Party shall be required to take any Excluded Perfection Action or deliver any documents or agreements with respect to an Excluded Perfection Action;

(c)           upon the request of the Agent, an opinion of counsel to each such Domestic Subsidiary or Qualifying Foreign Subsidiary and addressed to the Agent, in form and substance reasonably acceptable to the Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 5.01(a); and

(d)           current copies of the Organization Documents of each such Domestic Subsidiary or Qualifying Foreign Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees or governing bodies thereof (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 7.13, all certified by the applicable Governmental Authority or appropriate officer as the Agent may elect.

7.14             New Foreign Subsidiaries.  As soon as practicable but in any event within three (3) Business Days following the acquisition or creation of any first-tier Foreign Subsidiary of the Company or a Loan Party that is a Domestic Subsidiary (other than Qualifying Foreign Subsidiaries, which are addressed in Section 7.13) cause to be delivered to the Agent, subject to Section 4.08 hereof, a pledge of 65% of the Equity Interests of each such Foreign Subsidiary, provided that notwithstanding anything to the contrary in this Section 7.14, no Loan Party shall be required to take any Excluded Perfection Action or deliver any documents or agreements with respect to an Excluded Perfection Action.

7.15             Compliance with ERISA.  Do, and cause the Loan Parties and each ERISA Affiliate to do, each of the following, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect:  (a) maintain each Plan and each Foreign Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) cause each Plan and each Foreign Plan to maintain any required approvals by any Governmental Authority regulating such Plan, (d) make all required contributions to any Plan subject to the Pension Funding Rules, and (e) make all required contributions and payments to any Foreign Plans.

7.16             Further Assurances.  At the Borrowers’ cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Document, provided, however, unless an Event of Default has occurred no Lien on the Equity Interests or assets of an Inactive Subsidiary shall be required to be granted to Agent; and provided further, if an Event of Default has occurred then at any time thereafter within five (5) days of the Agent’s request the Company shall cause a Lien on the Equity Interests and assets of each Inactive Subsidiary to be granted in favor of the Agent, on behalf of the Credit Parties.  Notwithstanding anything to the contrary contained in this Section 7.16, each Loan Party shall be required to grant a Lien to the Agent, for the benefit of the Credit Parties, in any real or personal property in which the First Lien Lender shall have been granted a Lien.

7.17             Licenses.  (a)  Keep in full force and effect each License (i) the expiration or termination of which could reasonably be expected to materially adversely affect the realizable value in the use or sale of a material amount of Inventory or (ii) the expiration or termination of which could reasonably be expected to have a Material Adverse Effect (each a “Material License”); (b) promptly notify the Agent of (i) any material modification to any such Material License that could reasonably be expected to result in a Material Adverse Effect and (ii) entering into any new Material License, provided that the failure to deliver any new Material License shall not result in a Default or Event of Default; (c) pay all Royalties (other than immaterial Royalties or Royalties being Properly Contested) arising under such Material Licenses when due (subject to any cure or grace period applicable thereto); and (d) notify the Agent of any material default or material breach asserted in writing by any Person to have occurred under any such Material License.

7.18             Environmental Laws.  Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws, other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and properties, other than any environmental permits the failure of which to obtain would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under or about any of its Real Estate other than any such non-compliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

7.19             Landlord and Storage Agreements.  Except as otherwise expressly permitted hereunder, make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party and not allow such Leases to lapse or be terminated by the applicable Loan Party or Subsidiary or any rights to renew such leases to be forfeited or cancelled by the applicable Loan Party or Subsidiary, notify the Agent of any default by the applicable Loan Party or Subsidiary with respect to such Leases and cooperate with the Agent in all respects to cure any such default by the applicable Loan Party or Subsidiary, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

7.20             Material Contracts.  Perform and observe all the payment terms and other material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent and, upon reasonable request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.21             [Reserved].

7.22             Tracing of Proceeds of Loans.  Maintain, detailed and accurate accounting and records of proceeds of the Loans and transfers of proceeds of the Loans (i) received by it from Agent, (ii) transferred from it to any other Loan Party, and (iii) received by it from another Borrower.  Each Borrower acknowledges that its ability to obtain the Loans hereunder is made possible by the fact that the Borrowers are co-borrowers under this Agreement and the other Loan Documents, and are operated as one enterprise.  Each Borrower agrees that (i) the business operations of each Borrower and each other Loan Party are interrelated and complement one another, and such entities have a common business purpose and common management, and (ii) the proceeds of Loans hereunder will benefit each Borrower and each other Loan Party, severally and jointly, regardless of which Borrower or other Loan Party requests or receives part or all of any Loans.  Not in any way in limitation of any other provisions set forth herein, such books and records may be reviewed and copied by the Agent at Borrower’s expense at reasonable intervals and upon reasonable notice given by the Agent to Borrower Agent.

7.23             First Lien Debt.  Promptly cancel any First Lien Debt directly or indirectly acquired by them, any of their Subsidiaries or Affiliates, and no First Lien Debt may be issued in substitution or exchange for any such First Lien Debt. For the avoidance of doubt, this Section 7.23 is not intended and shall not prevent the Borrowers from making any payment of the First Lien Debt, including any voluntary or mandatory prepayment of the First Lien Debt contemplated by the First Lien Credit Agreement.

7.24             Board Observation Rights.  Agree that the Agent and/or one of its designated Affiliates, as the case may be, shall be entitled to have one (1) observer attend, in a non-voting capacity, whether in person or telephonically, meetings of the board of directors (or other similar body) of such Loan Party (which, in the case of the Company, shall be held at least four (4) times per calendar year) and no less frequently than once each six (6) month period) and each executive, compensation, budget or other material committee and subcommittee thereof.  Each of the Loan Parties shall provide such designated observers copies of notices, minutes, consents and other materials provided to the members of its board of directors (or other similar body) and such committees and subcommittees, substantially concurrently with the delivery thereof to such members, and shall reimburse such observer for all costs and expenses reasonably incurred in connection with attending any of such meetings.  Each of the Loan Parties agrees that no such meeting, whether in person or telephonically, shall be held unless each such designated observers shall have reasonable prior notice thereof. Notwithstanding anything to the contrary in this Section 7.24, the observer may be excused by the board of directors of any Loan Party from attending any portion of a board or committee meeting, and any Loan Party may withhold information (including by redaction) from the observer, in each case (i) to the extent that attendance by or furnishing such information to the observer would jeopardize a Loan Party’s ability to assert the attorney-client privilege with respect to matters of material importance to be discussed during a portion of any meeting as determined by the board in good faith with the advice of counsel or (ii) during which, or with respect to, matters relating to this Agreement are to be discussed; provided, that such observer shall be notified of the reasoning for being so excused or such information being withheld.

7.25             Information Technology.  Commencing as soon as reasonably practicable after the Effective Date, and thereafter until completion, diligently and in good faith take steps and actions to upgrade and modernize, in a timely manner, the Loan Parties’ internal information technology and systems, including hardware and systems software as appropriate, in a manner and level consistent with industry standards and companies similarly situated (the “Technology Upgrade”), and deliver to the Agent, promptly after the Agent’s reasonable request therefor, a reasonably detailed and updated written information technology plan, which plan shall give due regard to discussions prior to the Closing among the parties and, in any case, shall include the following:  (i) list of key or material information technology personnel, employees and outside consultants employed or engaged by the Company and its Subsidiaries, if any; (ii) a timeline (in reasonable detail) of additional critical information technology projects and improvement steps; (iii) a description (in reasonable detail) of the selection process for major software and hardware upgrades; and (iv) written estimates and timelines for one-time expenditures and capitalized projects and annual, on-going related expenses; further, the Borrowers shall permit representatives of the Agent, at the Agent’s expense, to discuss the related steps and actions and consult with and advise the management of the Borrowers on significant matters relating thereto.  The aggregate amount of all costs, fees, expenditures and expenses in connection with the Technology Upgrade shall not exceed $250,000 in the aggregate.

7.26         Integration Plan.  On or before May 15, 2015, deliver to the Agent a reasonably detailed written integration plan, reasonably acceptable to the Agent, in respect of the assets and business acquired pursuant to the Centrex Acquisition, including the integration of financial, accounting and informational technology systems), and which plan shall include, without limitation, a detailed timeline, a line item budget including costs and expenditures, and a list of personnel to be dedicated to, or materially involved with, such integration.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01             Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           (i) Liens in favor of the Agent, on behalf of the Lenders, pursuant to any Loan Document, and (ii) Liens in favor of the First Lien Lender securing First Lien Priority Debt;

(b)           Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased from the amount outstanding on the date of renewal or extension, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted under Section 8.02(c);

(c)           Liens for taxes, assessments or other governmental charges, not yet due or which are being Properly Contested;

(d)          Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens imposed by Law or arising in the Ordinary Course of Business which are not overdue for a period of more than forty-five (45) days or which are being Properly Contested;

(e)           Liens, pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            Liens on deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(g)          (i) “Permitted Encumbrances” as defined in the Mortgages on the Mortgaged Properties, and (ii) Liens with respect to minor imperfections of title and easements, rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other similar restrictions, charges, encumbrances or title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and do not materially detract from the value of or materially impair the use by the Loan Parties in the ordinary course of its business of the property subject to or to be subject to such encumbrance;

(h)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01 or securing appeal or other surety bonds related to such judgments;

(i)            Liens securing Indebtedness permitted under Section 8.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens securing Assumed Indebtedness of the Loan Parties permitted pursuant to Section 8.02(f); provided that (i) such Liens do not at any time encumber any property other than property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any assets of the Loan Parties theretofore existing or (except for any such proceeds) which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Loan Parties secured by any such Lien does not exceed the fair market value of the property being acquired in connection with such Assumed Indebtedness;

(k)           operating leases or subleases granted by the Loan Parties to any other Person in the Ordinary Course of Business;

(l)            non-exclusive licenses and sublicenses of intellectual property granted by a Loan Party or any Subsidiary of a Loan Party in the Ordinary Course of Business on an arm’s-length basis;

(m)          Liens arising from the filing of precautionary UCC or PPSA financing statements with respect to any operating lease;

(n)          involuntary Liens securing amounts less than $50,000 in the aggregate outstanding at any one time and which are being Properly Contested;

(o)           Liens in cash securing reimbursement obligations in connection with outstanding letters of credit or other obligations under the First Lien Credit Agreement at the time of a refinancing of the First Lien Debt or Payment in Full of the First Lien Priority Debt, in each case, in accordance with the Intercreditor Agreement;

(p)           Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks, under Section 4‑208 of the UCC;

(q)           Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(r)            Liens in favor of customs and revenue authorities imposed by Law to secure payment of customs duties in connection with the importation of goods and arising in the Ordinary Course of Business which are not overdue for a period of more than thirty (30) days or which are being Properly Contested; and

(s)           Liens on insurance policies, the proceeds thereof and deposits made in the Ordinary Course of Business to secure Indebtedness owing to insurance carriers for Indebtedness permitted in Section 8.02(n).

Notwithstanding the foregoing, no Inactive Subsidiary shall grant or have any of its assets subject to a Lien other than Liens permitted under clause (c), (e) or (g) of Section 8.01.

8.02             Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a)           (i) Indebtedness under the Loan Documents, and (ii) the First Lien Debt in an aggregate principal amount not to exceed the “First Lien Cap” (as such term is defined in the Intercreditor Agreement) and otherwise on terms permitted under the Intercreditor Agreement;

(b)          Indebtedness outstanding on the date hereof and listed on Schedule 8.02 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the average life to maturity of any refinancing, refunding, renewal or extension of such Indebtedness permitted hereby is not less than the then average life to maturity of the Indebtedness so refinanced or replaced, (iii)  the direct or contingent obligors with respect to such Indebtedness are not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (iv) any refinancing, refunding, renewal or extension of Indebtedness that is Subordinated Indebtedness shall not be permitted, (v) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the greater of the (A) interest rate for the Indebtedness being refinanced, refunded, renewed, or extended and (B) the otherwise market rate of interest for such Indebtedness, and (vi) such refinancing, renewal, or extension does not impair or restrict, in any material respect greater than as contained in the Indebtedness being refinanced, refunded, renewed or extended, the ability of the Loan Parties to make Distributions or transfer money and other property to or otherwise enter into transactions among the other Loan Parties;

(c)           Guarantees of any Borrower in respect of Indebtedness otherwise permitted hereunder of any other Borrower; provided that no Loan Party or any other Subsidiary of the Company shall Guarantee (I) the Subordinated Indebtedness unless such Guarantee shall be subordinated to the Obligations on substantially the same terms as such Subordinated Indebtedness, or (II) the First Lien Priority Debt unless such Guarantee shall be subject to the terms of the Intercreditor Agreement and such Loan Party or other Subsidiary shall have guaranteed the Obligations;

(d)           obligations (contingent or otherwise) of the Borrowers existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, cash flows or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 8.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,000,000;

(f)            Assumed Indebtedness of the Borrowers in an aggregate principal amount not to exceed $750,000 at any time outstanding;

(g)           the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(h)           unsecured Indebtedness of (A) any Borrower owing to any other Borrower, (B) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party, (C) any Loan Party to any Subsidiary not a Loan Party, and (D) any Subsidiary that is not a Loan Party owing to any Loan Party;

(i)            surety bonds permitted under Section 8.01;

(j)            unsecured Subordinated Indebtedness, other than the Specified Subordinated Indebtedness, if the Subordinated Indebtedness is unsecured and is at all times subject to an Kohlberg Intercreditor Agreement;

(k)           unsecured Specified Subordinated Indebtedness if the Specified Subordinated Indebtedness is unsecured, does not exceed an aggregate principal amount of $1,000,000 and is at all times subject to an Kohlberg Intercreditor Agreement;

(l)            any Indebtedness constituting reimbursement obligations or other obligations described in Section 8.01(o) and that are secured by Liens expressly permitted under such Section  8.01(o), in each case to the extent constituting First Lien Priority Debt and otherwise subject to the Intercreditor Agreement;

(m)         Indebtedness arising from the financing of insurance premiums in the Ordinary Course of Business;

(n)           unsecured Indebtedness representing deferred compensation to employees for actual services rendered of each Borrower and its Subsidiaries incurred in the Ordinary Course of Business and for which adequate reserves in accordance with GAAP are being maintained by such Persons;

(o)           unsecured cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protection, and other cash management and similar arrangements, in each case, in the Ordinary Course of Business and not relating to amounts past due for more than three (3) Business Days;

(p)          the Centrex Earnout, to the extent subject to the Centrex Earnout Subordination Agreement; and

(q)           unsecured Indebtedness owing to banks or other financial institutions under company credit cards issued to officers and employees for business-related expenses in the Ordinary Course of Business; provided that such Indebtedness is extinguished within ninety (90) days after its incurrence.

Notwithstanding the foregoing, no Inactive Subsidiary shall incur or be obligated on any Indebtedness except as permitted by Section 8.16 and Section 8.02(h).

8.03             Investments.  Make any Investments, except:

(a)           Investments held by the Loan Parties in the form of Cash Equivalents that are subject to the Lender’s Lien and control, pursuant to documentation in form and substance satisfactory to the Lender;

(b)           loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries made in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $100,000;

(c)           Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries outstanding on the date hereof;

(d)           Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries that are Inactive Subsidiaries that are used to immediately fund obligations and liabilities for environmental matters and related expenses which the Inactive Subsidiaries are permitted under this Agreement to incur or make;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            Guarantees permitted by Section 8.02;

(g)           Investments existing as of the date hereof (including those set forth on Schedule 6.13(a) and (b)) and those as set forth in Schedule 8.03 (which Schedule 8.03 shall show, as of the date hereof, the amount, obligor or issuer and maturity, if any, of any listed Investment) and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default hereunder;

(h)           any unsecured Indebtedness permitted under Section 8.02(i) which is an Investment;

(i)            Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(j)            endorsements for collection or deposit in the Ordinary Course of Business consistent with past practice; and

(k)           the consummation of the Centrex Acquisition on the Closing Date.

Notwithstanding the foregoing, no Inactive Subsidiary shall incur or make any Investment, other than as permitted under clauses (d), (g) or (h) in this Section 8.03.

8.04             Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary of the Company may merge or consolidate with or liquidate or dissolve into a Loan Party; provided, that, the Loan Party shall be the continuing or surviving Person;

(b)          any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party; provided, that, when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(c)           any Inactive Subsidiary may dissolve, liquidate or wind-down in accordance with all applicable Laws.

8.05             Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of Inventory in the Ordinary Course of Business;

(b)           Dispositions in the Ordinary Course of Business of Equipment or fixed assets that are obsolete, worn out or no longer useful to the Core Business (which shall include, for the sake of clarity, assets that are no longer useful to the Core Business due to the Facility Relocation) for so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition, (ii) the aggregate fair market value or a book value, whichever is more, of such Equipment and fixed assets does not exceed $400,000 in any twelve-month period and (iii) all proceeds thereof are (A) remitted to the Agent for application to the Obligations in accordance with Section 2.05(b) or, prior to the Payment in Full of First Lien Priority Debt, to the First Lien Priority Debt pursuant to the First Lien Credit Agreement, or (B) applied to the replacement of such Equipment or fixed assets with Equipment or other fixed assets of like kind, function and value within one hundred eighty (180) days after any such Disposition and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens;

(c)           Dispositions that constitute (i) an Investment permitted under Section 8.03, (ii) a Lien permitted under Section 8.01, (iii) a merger, dissolution, consolidation or liquidation permitted under Section 8.04(a), or (iv) a Distribution permitted under Section 8.06;

(d)           Dispositions of assets or property that result from an Event of Loss in respect of such asset or property that do not otherwise constitute an Event of Default; provided, however, that the foregoing shall not constitute an Event of Default so long as (i) Borrower is in compliance with Section 7.08 if such Disposition is of Mortgaged Property, or (ii) Borrower is in compliance with Section 2.05(b)(i) if such Disposition is not of Mortgaged Property;

(e)           Dispositions that consist of the sale or discount in the Ordinary Course of Business of overdue accounts receivable that are otherwise permitted under the First Lien Credit Agreement, in an aggregate original amount for all such Accounts in any Fiscal Year of up to $100,000, but only in connection with the compromise or collection thereof, provided that the Net Cash Proceeds from such Disposition shall be deposited in the Concentration Account (as defined in the First Lien Credit Agreement) or, after the Payment in Full of First Lien Priority Debt, an account subject to a Control Agreement in favor of the Agent);

(f)            Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g)           Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h)          the lapse or abandonment in the Ordinary Course of Business of any registrations or applications for registration of any Intellectual Property which is not material to any Loan Party’s business;

(i)            Dispositions of Equipment to the extent such equipment is exchanged for credit against the purchase price of similar replacement equipment in the Ordinary Course of Business and is otherwise done in compliance with this Agreement;

(j)            Dispositions of assets or property by any Inactive Subsidiary, provided that, at the time of such Disposition, no Event of Default has occurred and is then continuing, and the Borrowers, within one (1) Business Day of the consummation of such Disposition, pay to the Agent an amount equal to 100% of the Net Cash Proceeds arising from such Disposition; and

(k)           Dispositions of assets in connection with the Facility Relocation that are no longer useful to the Core Business so long as (i) no Event of Default has occurred and is continuing at the time of such Disposition, (ii) the aggregate net book value of such assets does not exceed $1,600,000 (inclusive of $700,000 of leasehold improvements) and (iii) all proceeds thereof are (A) remitted to the Agent for application to the Obligations in accordance with Section 2.05(b) or, prior to the Payment in Full of First Lien Priority Debt, are remitted to the First Lien Lender for application to the First Lien Debt pursuant to the First Lien Credit Agreement, or (B) applied to the replacement of such assets with Equipment or other fixed assets of like kind, function and value within one hundred eighty (180) days after any such Disposition and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens.

8.06             Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, in each case (except Section 8.06(a)) so long as no Default shall have occurred and be continuing (both before or as a result of the making of such Restricted Payment):

(a)           each Subsidiary may make Restricted Payments to any Borrower;

(b)           the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Company may make Restricted Payments to the holder the Specified Subordinated Indebtedness if permitted by the applicable Kohlberg Intercreditor Agreement; and

(d)           the Company and each Subsidiary may make Restricted Payments to redeem, purchase or acquire from officers, directors, members and employees Equity Interests of such Person provided the aggregate amount of all such Restricted Payments permitted shall not exceed, during the term of this Agreement, $100,000.

8.07             Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.  Without limiting the foregoing, the Company shall not, after the date hereof, directly or indirectly engage in any new material active business and, after the date hereof, shall conduct any material business activities (including the Core Business) through wholly-owned Subsidiaries.

8.08              Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the Ordinary Course of Business, other than transactions on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) transactions solely between Subsidiaries that are not Loan Parties and (iii) the transactions contemplated under the Management Agreement (subject to Section 8.18) including amendments to the Management Agreement that do not increase the amount of fees, expenses and indemnities payable thereunder in excess of the amounts payable thereunder on the Closing Date and which are not materially adverse to the interests of the Lender, and provided, further, that the following transactions shall be permitted:  (a) if no Event of Default has occurred and is then continuing, the Company may pay or reimburse Equity Investor or one or more Controlled Investment Affiliates, in the Ordinary Course of Business, for reasonable out-of-pocket costs and expenses, as or after the incurrence thereof by the Equity Investor or one of its Controlled Investment Affiliates, pursuant to its management of the Company’s business, (b) the Specified Subordinated Indebtedness transaction and, if no Default has occurred and is then continuing, the payment thereof to the extent permitted pursuant to the terms of this Agreement and the Kohlberg Intercreditor Agreement, (c) intercompany loans among Loan Parties and other intercompany loans, if no Default has occurred and is then continuing, to the extent permitted under Section 8.02, (d) any Investment permitted under Sections 8.03(b), (c), (d), (g), (h) and (i), and (e) any issuance of Equity Interest of the Company or other payments, grants or awards in cash, securities or otherwise pursuant to, or the fund of, any employment agreements, compensation plans, employee incentive plans, agreements or arrangements, stock option or stock appreciation plans or agreements, or similar plans, agreements or arrangements of the Company.

8.09             Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document or the First Lien Loan Documents) that:

(a)           requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; or

(b)          limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Borrower or to otherwise transfer property to the Company or any Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or become a direct Borrower hereunder, or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

8.10             Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that might cause the Credit Extension or the application of such proceeds to violate Regulations T, U or X of the FRB, in each case as in effect on the date or dates of such Credit Extension and such use of proceeds, or otherwise use proceeds of any Credit Extension in violation of Section 7.12.

8.11             Prepayment of Indebtedness; Amendment to Material Agreements.

(a)           Prepay, redeem, purchase, repurchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness other than the First Lien Priority Debt, or make any payment in violation of any subordination terms thereof, including in each case pursuant to any change of control, sale of assets, issuance of any equity or otherwise as may be set forth in the terms thereof or available to the Borrowers at its option, except, so long as no Default shall exist prior to or immediately thereafter, prepayments, redemptions, purchases, repurchases, defeasances or other satisfaction (collectively, a “Prepayment”) of Indebtedness (other than the Subordinated Indebtedness) made with the proceeds of other Indebtedness permitted to be incurred pursuant to Section 8.02 and containing terms and conditions (including terms of subordination, security and maturity) no less favorable in any material respect to the Credit Parties than the Indebtedness subject to such Prepayment, provided, however, at no time may any of the Subordinated Indebtedness, including the Specified Subordinated Indebtedness, be prepaid prior to its stated maturity unless expressly permitted by the applicable intercreditor or subordination agreement in form and substance satisfactory to the Agent.  Notwithstanding the foregoing, the Loan Parties may at any time exercise any Special Setoff Rights to cause the Centrex Earnout Payments to be reduced pursuant to the terms of the Centrex Purchase Agreement.

(b)          Amend, modify or change in any manner any term or condition of any Indebtedness with a stated maturity date outside the Maturity Date, in each case so that the terms and conditions thereof are less favorable in any material respect to the Agent or any other Credit Party than the terms of such Indebtedness as of the Closing Date, but in no event shall terms of recourse, guarantees or credit support be any less favorable to the Credit Parties than the terms of such Indebtedness as of the Closing Date.

(c)           Amend, modify or change any Organizational Document of any Loan Party in a manner adverse to the Agent or any other Credit Party.

(d)          Change the state or jurisdiction of formation of any Loan Party whether by merger, reincorporation or otherwise.

(e)           Waive or otherwise modify any term of any First Lien Loan Document except in a manner permitted by the Intercreditor Agreement; provided, if any amendment or modification to the First Lien Loan Documents amends or modifies any representation or warranty, covenant (including any financial covenant and any definitions relating to such representation, warranties or covenants (including any financial covenants)) or event of default contained in the First Lien Loan Documents (or any related definitions) (but excluding, for purposes of clarity, any other amendment or modification to the First Lien Loan Documents in respect of the rates, the fees or any premiums relating thereto, which shall be subject to the terms of the Intercreditor Agreement), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the First Lien Credit Agreement or any other First Lien Loan Document adds an additional representation and warranty, covenant or event of default therein, then each Borrower acknowledges and agrees that, if requested by the Agent, this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents (preserving any cushions that may exist with respect to financial or negative covenants), without the need for any further action or consent by any Borrower or any other party.  In furtherance of the foregoing, the Borrowers shall permit the Agent and Lenders to document each such similar amendment or modification to this Agreement or such other Loan Documents or insert a corresponding new representation and warranty, covenant, event of default or other provision in this Agreement or such other Loan Documents without any need for any further action or consent by any Borrower.

8.12             Financial Covenants.

(a)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the Measurement Period most recently ended to be less than the ratio set forth below opposite such Fiscal Quarter, provided, however, that for (i) the June 30, 2015 calculation, such ratio shall be calculated only for such Fiscal Quarter ending on or closest to such date, (ii) the September 30, 2015 calculation, such ratio shall be calculated only for the two most recent Fiscal Quarters ended, and (iii) the December 31, 2015 calculation, such ratio shall be calculated only for the three most recent Fiscal Quarters ended:

Measurement Period Ending on or Closest To	Minimum Consolidated Fixed Charge Coverage Ratio
June 30, 2015	2.51 to 1.00
September 30, 2015	1.84 to 1.00
December 31, 2015	1.34 to 1.00
March 31, 2016	1.57 to 1.00
June 30, 2016	1.51 to 1.00
September 30, 2016	1.74 to 1.00
December 31, 2016	2.01 to 1.00
March 31, 2017	1.88 to 1.00
June30, 2017	1.96 to 1.00
September 30, 2017	2.00 to 1.00
December 31, 2017	2.00 to 1.00
March 31, 2018	2.00 to 1.00
June 30, 2018	2.00 to 1.00
September 30, 2018	2.00 to 1.00
December 31, 2018	2.00 to 1.00
Last Day of Each Fiscal Quarter Thereafter	2.00 to 1.00

(b)           Consolidated Capital Expenditures.  Permit the aggregate amount of Consolidated Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed $3,000,000.

(c)           Minimum Consolidated EBITDA.  Permit Consolidated EBITDA as of the last day of the Measurement Period most recently ended to be less than the amount set forth below opposite such Fiscal Quarter:

Measurement Period Ending on or Closest To	Minimum Consolidated EBITDA
June 30, 2015	$9,694,496
September 30, 2015	$7,987,462
December 31, 2015	$7,337,041
March 31, 2016	$8,808,954
June 30, 2016	$9,491,013
September 30, 2016	$11,528,087
December 31, 2016	$14,017,576
March 31, 2017	$14,261,132
June30, 2017	$14,500,000
September 30, 2017	$14,500,000
December 31, 2017	$14,500,000
March 31, 2018	$14,500,000
June 30, 2018	$14,500,000
September 30, 2018	$14,500,000
December 31, 2018	$14,500,000
Last Day of Each Fiscal Quarter Thereafter	$14,500,000

(d)          Minimum Availability.  Permit Availability (as defined in the First Lien Credit Agreement), as of (i) the last day of any Fiscal Month and (ii) at any time a borrowing base certificate is required to be delivered and at each time actually delivered to the First Lien Lender pursuant to the First Lien Credit Agreement, to be less than $1,000,000.

(e)           Leverage Ratio.  Permit the Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters ending on the last day of any Fiscal Quarter set forth in the table below to be greater than the maximum ratio set forth opposite such quarter in the table below:

Measurement Period Ending on or Closest To	Maximum Ratio
June 30, 2015	5.25 to 1.00
September 30, 2015	6.46 to 1.00
December 31, 2015	7.12 to 1.00
March 31, 2016	5.71 to 1.00
June 30, 2016	4.98 to 1.00
September 30, 2016	3.83 to 1.00
December 31, 2016	2.95 to 1.00
March 31, 2017	2.75 to 1.00
June30, 2017	2.46 to 1.00
September 30, 2017	2.25 to 1.00
December 31, 2017	2.25 to 1.00
March 31, 2018	2.25 to 1.00
June 30, 2018	2.25 to 1.00
September 30, 2018	2.25 to 1.00
December 31, 2018	2.25 to 1.00
Last Day of Each Fiscal Quarter Thereafter	2.25 to 1.00

8.13             Creation of New Subsidiaries.  Create or acquire any new Subsidiary after the Closing Date other than Domestic Subsidiaries created or acquired in accordance with Section 7.13.

8.14             Securities of Subsidiaries.  Permit any Subsidiary to issue any Equity Interests (whether for value or otherwise) to any Person other than a Loan Party.

8.15             Sale and Leaseback.  Enter into, or permit any Subsidiary to, enter into any agreement or arrangement with any other Person providing for the leasing by any Loan Party or any of the Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or any of the Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of a Loan Party or any of the Subsidiaries.

8.16             Acquisitions.  Enter into, or permit any Subsidiary to, enter into any Acquisition other than the Centrex Acquisition.

8.17             Inactive Subsidiaries.  Notwithstanding anything to the contrary set forth herein, (A) no Inactive Subsidiary shall, and no Loan Party shall permit, or permit any of such Loan Party’s Subsidiaries to permit, any Inactive Subsidiary to (w)  own or acquire any assets other than those owned at Closing, (x) assume or incur any indebtedness, liabilities or any other obligations (other than certain obligations and liabilities with respect to (i) environmental matters not exceeding $1,200,000 in the aggregate for all Inactive Subsidiaries (less any increase in amounts under clause (ii) below as described in the parenthetical in such clause (ii)) and (ii) legal fees, testing, employees and insurance not exceeding $300,000 during any calendar year in the aggregate (increased to the extent of any settlement of any liability referred to in the foregoing clause (i), provided that the aggregate amount of such increase shall not exceed the amount of any such settled liability and may be spread over multiple calendar years, and provided, further that the aggregate amount of liabilities in clause (i) above is reduced by at least a corresponding amount) for all Inactive Subsidiaries), (y) employ any Persons except consistent with practices and to the same extent as of the Closing or conduct any business or operations, or (z) make any loans to or investments in any Person except as permitted under this Agreement, and (B) no Loan Party shall make, or permit any of such Loan Party’s Subsidiaries to make, any investment in or loan to or otherwise enter into any contractual arrangement with any Inactive Subsidiary except as permitted under this Agreement.  Notwithstanding the foregoing, to the extent that the amounts in the parenthetical in clause (x) above are increased due to new environmental matters asserted against an Inactive Subsidiary after the Closing Date then any such entity shall continue to be an “Inactive Subsidiary.”

8.18             Management Fees.  Pay any management fees to any Persons including, without limitation, the Equity Investor and its Controlled Investment Affiliates, and whether arising under the Management Agreement or otherwise, except that, if no Event of Default is then continuing, the Company may pay or reimburse the Equity Investor or one of its Controlled Investment Affiliates for reasonable out-of-pocket costs and expenses as and when incurred by the Equity Investor or one of its Controlled Investment Affiliates in the ordinary course of business pursuant to its management of Borrowers’ business.

8.19             Centrex Earnout.  Pay or otherwise redeem, exchange, purchase, retire or defease, or contribute to any sinking fund or similar arrangement in respect of, the Centrex Earnout; provided, that, the Loan Parties may pay regularly scheduled, non-accelerated payments in respect of the Centrex Earnout as and when, and on the dates, due and payable in accordance with the Centrex Purchase Agreement (as in effect on the date hereof) and subject to the terms and conditions of the Centrex Earnout Subordination Agreement.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01             Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any interest on any Loan or other fee due hereunder, or (ii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained (i) in any of Sections 2.05(b), 7.01(a), 7.01(b), 7.01(c),  7.03, 7.05, 7.07, 7.08, 7.11, 7.12, 7.13, 7.16 (last proviso thereof and the last sentence thereof), 7.24  or Article VIII, or (ii) in any of Sections 4.04, 7.02(a), 7.02(b), 7.02(c) or 7.26 and such failure continues for three (3) or more Business Days; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) receipt of notice of such default by a Responsible Officer of the Borrower Agent from the Agent or any Lender, or (ii) any Responsible Officer of any Loan Party becomes aware of such default; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or its Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect; or

(e)           Cross-Default.

(i)            Any Loan Party or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and after passage of any grace period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and such default continues for more than the grace period, if any, therein specified, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateralized in respect thereof to be demanded; or

(ii)          there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Loan Party or any Subsidiary as a result thereof is greater than $250,000; or

(iii)          the occurrence of an Event of Default under the First Lien Loan Documents; or

(iv)         any breach or default with respect to the Subordinated Indebtedness or under the Subordinated Indebtedness Documents, or the acceleration or attempted acceleration of the Subordinated Indebtedness, or the exercise of any right remedy against any Loan Party or any of their respective assets by any Subordinated Lender.

(f)            Insolvency Proceedings, Etc.  Any Loan Party  institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; (iii) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; (iv) any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; (v) there is a cessation of any material part of any Loan Party’s business for a material period of time; or (vi) any material Collateral or property or assets of a Loan Party is taken or impaired through Condemnation; or

(h)          Judgments.  There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $500,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage other than by virtue of a customary reservation of rights letter), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case of clause (i) or (ii) above, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000, (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan resulting in liability of any Loan Party in an aggregate amount in excess of $250,000, or (iii) any violation of Law relating to a Foreign Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $250,000; or

(j)            Invalidity of Loan Documents.  Any Loan Document, or any Lien granted thereunder, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or upon Payment in Full, ceases to be in full force and effect (except with respect to immaterial assets); or any Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document or any Lien granted to the Agent pursuant to the Security Instruments; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Breach of Contractual Obligation.  Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any contract to which it is party or fails to observe or perform any other agreement or condition relating to any such contract to which it is party or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such contract to terminate such contract, in each case which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(l)            Indictment.  (i) Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral; or

(m)          Uninsured Loss.  A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $250,000; or

(n)          Centrex Acquisition.  The failure for any reason of the Centrex Acquisition to be consummated and completed in accordance with applicable Laws on the Closing Date.

(o)           Material Leases.  Any Loan Party fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any real property lease, operating lease, or capital lease that provides for annual rent in excess of $250,000 and to which it is party, or fails to observe or perform any other agreement or condition relating to any such property lease, operating lease, or capital lease (after the expiration of any applicable grace period); or

(p)          Change of Control.  There occurs any Change of Control; or

(q)          Subordinated Indebtedness.  The subordination provisions, including, without limitation, those contained in any intercreditor or subordination agreement, including the Kohlberg Intercreditor Agreement or the Centrex Earnout Subordination Agreement, relating to any Subordinated Indebtedness (the “Subordination Provisions”) shall fail to be enforceable by the Agent (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan or other Obligations shall fail to constitute “designated senior debt” (or any other similar term) under any document, instrument or agreement evidencing such Subordinated Indebtedness; or any Loan Party or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the Agent; or

(r)            Intercreditor Agreement.  The failure of any Loan Party or any of its Subsidiaries to comply with any material term of the Intercreditor Agreement, or if the Intercreditor Agreement becomes null and void other than in accordance with its terms; or

(s)           Material Adverse Effect.  The occurrence of any event that will have, based on the reasonable Credit Judgment of the Agent and the Lenders, a Material Adverse Effect of the type described in clause (a) or (b) of the definition thereof.

9.02             Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders, shall, take any or all of the following actions:

(a)           [reserved];

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (including the Prepayment Premium) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers cash collateralize any Obligations that are contingent or not yet due and payable in amount determined by the Agent in accordance with this Agreement; and

(d)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

9.03             License.  The Agent is hereby granted an irrevocable, non‑exclusive license or other right to use, license of sub‑license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property or asset, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral provided that the Agent shall not exercise any such right unless an Event of Default has occurred and is continuing.  Each Loan Party’s rights and interests under Intellectual Property shall inure to the Agent, for the benefit of the Credit Parties.

9.04             Limitation of Remedies.  Notwithstanding anything to the contrary contained in this Agreement, if any enforceable term of any promissory note, contract, agreement, permit, lease, license (including any licenses of any Intellectual Property) or other General Intangible included as a part of the Collateral, other than Accounts, requires the consent of the Person obligated on such promissory note or any Person (other than the applicable obligor) obligated on such lease, contract or agreement, or which has issued such permit or license or other General Intangible, other than Accounts, for the assignment or transfer thereof or the enforcement of such Lien not to give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or other material remedy thereunder, then the receipt of any such necessary consent shall be a condition to any exercise of remedies against such Collateral under this Section 9.04 (but not to the creation, attachment or perfection of the Lien of the Agent for the benefit of the Credit Parties as provided herein).

9.05             Joint and Several.  Each obligation and liability of each Borrower to the Credit Parties, including, without limitation, the Obligations, are the joint and several obligations of each Borrower, and the Credit Parties may proceed directly against any Borrower, or all Borrowers, or any Guarantor, or any Collateral, or all of the foregoing, or any one of the foregoing or any combination of the foregoing, without first proceeding against Borrower or any Collateral, or without joining all Persons liable or potentially liable for any portion of the Obligations in one action.  Each Borrower shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Obligations arising under the Loan Documents.  Such joint and several liability shall apply to each Borrower regardless of whether any Loan was only requested by or on behalf of or made to any other Borrower or the proceeds of any Loan were used only by or on behalf of any other Borrower or any indemnification obligation or any other obligation arose only as a result of the action of any other Borrower.  If any Borrower makes a payment in respect of the Obligations hereunder and under the other Loan Documents, it shall have the rights of contribution described in this Section below and under applicable common law against the other Borrower or Borrowers; provided that such Borrower shall not exercise its right of contribution until all of the Obligations are Paid in Full; provided, however, that Agent, for the benefit of the Credit Parties, is hereby granted a Lien in such right of contribution and may enforce such right upon the occurrence and during the continuance of Event of Default.  It is the intent of each Borrower and Lender that each Borrower’s maximum obligation to repay the Obligations hereunder and under the other Loan Documents (the “Loan Obligation Limit”) shall not exceed the greater of (i) the amount actually borrowed or received directly or indirectly by such Borrower with respect thereto and (ii) the amount which is $1.00 less than the amount which, if recorded by such Borrower as a liability, would render such Borrower not Solvent.  To the extent that any Borrower makes a payment on any of the Obligations (a “Loan Obligation Payment”), such Borrower (the “Entitled Borrower”) is entitled to contribution and indemnification from, and reimbursement by, each other Borrower (a “Contributing Borrower”) in the amount of the Contribution Obligation of such Contributing Borrower hereunder.  The “Contribution Obligation” of a Contributing Borrower with respect to the Loan Obligation Payment of an Entitled Borrower is an amount equal to the greater of (1) the lesser of (x) such Contributing Borrower’s Loan Obligation Limit at the time the Loan Obligation Payment is made and (y) such Contributing Borrower’s Allocable Share of the Loan Obligation Payment, and (2) the amount of all proceeds from the Obligations actually received by such Contributing Borrower or applied by the recipient thereof directly or indirectly for the benefit of such Contributing Borrower, less the sum of any repayments thereof and any Loan Obligation Payments made by such Contributing Borrower prior to the time the applicable Loan Obligation Payment is made.  The “Allocable Share” of a Contributing Borrower is a fraction, the numerator of which is such Contributing Borrower’s Loan Obligation Limit at the time the applicable Loan Obligation Payment is made and the denominator of which is the sum of the Loan Obligation Limits of all of the Contributing Borrowers (plus a similarly computed amount for any Guarantor which has a similar obligation to make a contribution) as of such time.

ARTICLE X

THE AGENT

10.01          Appointment and Authority.  Each of the Lenders hereby irrevocably appoints VPM to act on its behalf as the Agent hereunder and under the other Loan Documents (including the Intercreditor Agreement) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the terms “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties

10.02          Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

10.03          Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties or a Lender. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties.  In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created hereunder, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.04          Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of the Term Loan.  The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05          Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agent appointed by the Agent.  The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

10.06          Resignation of Agent.  The Agent may at any time give written notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above; provided, that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed), (2) the Agent shall deliver a copy of the Register to the Borrower Agent and (3) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 10.06.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub-agent and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

10.07          Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 10.06, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

10.08          Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Sections 2.08 and11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agent and counsel, and any other amounts due the Agent under Sections 2.08 and11.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Without limiting the generality of the powers of the Agent, as set forth above, the Agent is hereby authorized to act as collateral agent for each Credit Party pursuant to each of the Loan Documents.  In such capacity, the Agent has the right to exercise all rights and remedies available under the Loan Documents, the UCC and other applicable law, which rights and remedies shall include, in the event of a foreclosure by the Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of the Agent, as agent for all Credit Parties, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale.  The Agent, as agent for all Credit Parties, shall be entitled, at any such sale to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party in connection with such sale. The Agent shall have the authority to take such other actions as it may deem necessary or desirable to consummate a sale of the type described in the immediately preceding sentences.  The Agent shall have the authority to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is the Agent, an entity formed by the Agent as described above or any other Person.  Without limiting the generality of the powers of the Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Loan Party, the Agent is hereby authorized to:  (i) file proofs of claim and other documents on behalf of the Lenders in accordance with this paragraph, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Credit Parties or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party in connection with such sale, and (vi) seek, object or consent to any Loan Party's provision of adequate protection of the interests of the Lenders in the Collateral.

10.09           Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agent, at its option and in its sole discretion:

(a)           to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) is required under the Intercreditor Agreement or (iv) if approved, authorized or ratified in writing by the Lenders in accordance with Section 11.01;

(b)           to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to (i) the Liens in favor of the First Lien Lender securing First Lien Priority Debt pursuant to the Intercreditor Agreement, and (ii) the holder of any Lien on such property that is permitted by Sections 8.02(a)(i) and (e) hereof; and

(c)           to release any Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under a Guaranty pursuant to this Section 10.09.  In each case as specified in this Section 10.09, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted hereunder or to subordinate its interest in such item, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of the Loan Documents and this Section 10.09.

10.10          Notice of Transfer.  The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 11.06.

10.11          Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)           is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all information, reports, financial statements, and other materials required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(b)           expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy or completeness of any information, reports, financial statements or other materials, and shall not be liable for any information contained in any such materials (including any Report);

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d)           agrees to keep all Reports and other materials confidential in accordance with the provisions of Section 11.07 hereof; and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with the Term Loan that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a portion of the Term Loan; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.12          Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States, can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

10.13           Indemnification of Agent.  Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent and any Related Party, as the case may be, ratably according to each Lender’s portion of the Term Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent and its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent and its Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s and its Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

10.14           Intercreditor Agreement; Subordination Agreements.  Each Lender hereby irrevocably appoints, designates and authorizes the Agent to enter into the Intercreditor Agreement and any subordination or intercreditor agreement pertaining to any Indebtedness that is subordinated to the Obligations, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 10.14). Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement and any subordination or intercreditor agreement pertaining to any Indebtedness that is subordinated to the Obligations. Each Lender hereby authorizes the Agent to issue blockages notices in connection with any Indebtedness that is subordinated to the Obligations.

ARTICLE XI

MISCELLANEOUS

11.01           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the consent of the Required Lenders, and the Borrowers or the applicable Borrower, as the case may be.  Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notwithstanding anything contained herein to the contrary, no Seller-Related Lender shall have any voting rights, rights to approve or disapprove any waiver, rights in respect of acceleration or any other consent rights or otherwise constitute a “Lender” or a holder or owner of a portion of any Loan (or be included in the calculation of holders of Loans holding a majority of, or all of, the Loans or determining “Required Lenders”) with respect to (A) any waiver, amendment, consent or other modification relating to this Agreement or any other Loan Document or (B) the exercise of any right or remedy hereunder or any other Loan Document; provided that no waiver, consent, amendment or modification shall be effective against any Seller-Related Lender without such Seller-Related Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the extent it would (x) result in such Seller-Related Lender (in its capacity as a holder of a portion of a Loan) being treated adversely in a disproportionate and direct manner relative to the Lenders not constituting Seller-Related Lenders and/or (y) alter the pro rata treatment of principal and interest payments due to the Lenders; provided, further, that the foregoing proviso shall continue to apply in the context of any insolvency proceeding.  Further, notwithstanding the foregoing, in the event of any insolvency proceeding of any Credit Party, any vote or consent that any Seller-Related Lender may otherwise have been entitled to cast or give solely as a Lender, including but not limited to, any vote under 11 U.S.C. §1126, shall be deemed, and hereby is, assigned for all purposes to the Agent, who shall cast such vote in the same proportion as those cast by the Lenders not constituting Seller-Related Lenders and give, or refrain from giving, such consent at the direction of the Required Lenders (determined without reference to the Seller-Related Lenders or their portion of the Term Loan).  Upon the request by the Agent, each Seller-Related Lender shall execute a power of attorney in favor of the Agent, in form and substance satisfactory to the Agent, for purposes of authorizing the Agent to act in accordance with the foregoing. In addition: (i) notwithstanding anything to the contrary in this Agreement, no Seller-Related Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Agent or any other Lender to which representatives of the Loan Parties are not invited or (B) receive any information or material prepared by the Agent or any other Lender or any communication by or among the Agent and/or one or more other Lenders, except to the extent such information or materials have been made available to any Loan Party or any representative of any Loan Party; (ii) for purposes of effectuating the terms of this Section 11.01, and notwithstanding anything to the contrary in this Section 11.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all such Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, each Seller-Related Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by the Lenders who are not Seller-Related Lenders; and  (iii) each Seller-Related Lender, solely in its capacity as a Lender, hereby agrees that, if any Loan Party shall be subject to any insolvency proceeding, (A) such Seller-Related Lender shall not take any step or action in such insolvency proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Agent (or the taking of any action by a third party that is supported by the Agent) in relation to such Seller-Related Lender’s claim with respect to its portion of the Term Loan or in its capacity as a Lender (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Seller-Related Lender is treated in connection with such exercise or action on the same or better terms as the Lenders that do not constitute Seller-Related Lenders, (B) with respect to any matter requiring the vote of Lenders during the pendency of any such insolvency proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), the portion of the Term Loan owned or held by such Seller-Related Lender (and any claim with respect thereto) shall be deemed assigned for all purposes to the Agent, which shall cast such vote in accordance with this Section 11.01, and (C) such Seller-Related Lender shall otherwise give or refrain from giving any consent in any such insolvency proceeding at the direction of the Required Lenders or the Agent.  For the avoidance of doubt, the Lenders, the Agent and each Seller-Related Lender agree and acknowledge that the provisions set forth in this Section 11.01 in respect of such Seller-Related Lender constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under the Bankruptcy Code.

11.02          Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone or in the case of notices otherwise expressly provided herein (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

i.              If to a Loan Party or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person below, as changed pursuant to subsection (c) below:

(x) If to the Agent:	Victory Park Management, LLC c/o Victory Park Capital Advisors, LLC 227 West Monroe Street, Suite 3900 Chicago, Illinois 60606 Attn: Scott R. Zemnick, General Counsel Fax: (312) 701-0794

With a copy to:	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661 Attn: Mark R. Grossmann and Michael Jacobson Fax: (312) 577-8964 and (312) 902-1061

(y) If to a Loan Party:	Katy Industries, Inc. 305 Rock Industrial Park Dr. Bridgeton, Missouri 63044 Attention: James W. Shaffer, Vice President, Treasurer, Chief Financial Officer and Secretary Facsimile No.: 314-770-9938

With a copy to:	DLA Piper LLP (US) One Atlanta Center 1201 West Peachtree Street, Suite 2800 Atlanta, Georgia 30309-3450 Attention: Joseph B. Alexander, Jr., Esquire Facsimile No.: 404-682-7990

ii.             If to any Lender, pursuant to the notification information set forth under its signature hereto.

iii.            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent.  The Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of the Borrowers and the Agent and the Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Reliance by the Credit Parties.  The Credit Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Credit Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Credit Parties may be recorded by the Credit Parties, and each of the parties hereto hereby consents to such recording.

11.03          No Waiver; Cumulative Remedies.  No failure by the Credit Parties to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04          Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay all reasonable out-of-pocket expenses  (including any Extraordinary Expenses) incurred by the Agent, (A) in connection with this Agreement and the other Loan Documents, including without limitation the reasonable fees, charges and disbursements of (1) counsel for the Agent, (2) outside consultants for the Agent, (3) appraisers for appraisals performed in accordance with this Agreement and subject to the limitations in Sections 7.11(c) or 7.11(d), (4) Field Exams performed in accordance with this Agreement subject to the limitations in Section 7.11(b), (5) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (6) environmental site assessments, (B) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (4) any workout, restructuring or negotiations in respect of any Obligations.

(b)           Indemnification by the Loan Parties.  Each Loan Party shall indemnify the Agent (and any agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Agent (and any agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)           Survival.  The agreements in this Section shall survive the occurrence of the Termination Date.

(f)            This Section 11.04 shall not apply to the Seller-Related Lenders as a party to any of the Centrex Acquisition Documents and, notwithstanding anything to the contrary in this Agreement, the Loan Parties shall have no obligations under this Agreement to pay any costs or expenses of the Seller-Related Lenders, to indemnify or hold harmless the Seller-Related Lenders or any Related Party of any of the Seller-Related Lenders or waive any damages arising out of, in connection with or as a result of the Centrex Acquisitions Documents.

11.05           Marshalling; Payments Set Aside.  The Credit Parties shall not be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations.  To the extent that any payment by or on behalf of any Loan Party is made to a Credit Party, or a Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

11.06           Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and the Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            In the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)            In any case not described in subsection (b)(i)(A) of this Section 11.06, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Agent otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan assigned.

(iii)         Required Consents.  No consent shall be required for any assignment other than (x) the consent of the Agent shall be required for assignments in respect of the Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender and (y) if no Event of Default shall have occurred and be continuing, the consent of the Borrowers shall be required if such assignment is to a Competitor.

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Term Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)          Register.  The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the principal amounts and interest of the Term Loan (and any Term Note) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything to the contrary herein, any assignment or other transfer in whole or in part of interests in this Agreement or the Term Loan (or Term Note) shall be effective only by registration in the Register. The appointment of a Registrar and maintenance of a Register is intended to result in this Agreement and the Term Loan (and Term Note) being at all times in “registered form” within the meaning of U.S. Treasury Regulations Section 1.871-14(c) and Sections 163(f), 871(h) and 881(c) of the Internal Revenue Code of 1986, as amended, and shall be interpreted and applied in a manner consistent therewith.  To avoid any doubt, the provisions of this Sections 11.06(c) and 11.06(d) shall apply to any Term Note (to the same extent applicable to a Term Loan) and to any transfer, assignment or participation of rights thereunder.

(d)           Participations.  The Lenders may at any time, without the consent of, or notice to, any Borrower sell participations to any Person (other than, so long as no Event of Default shall have occurred and be continuing, to a Competitor without the prior written consent of the Borrower) (each, a “Participant”) in all or a portion of the Lenders’ rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) the Lenders’ obligations under this Agreement shall remain unchanged, (ii) the Lenders shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest of fees applicable to, any of the Loans; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default.

Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  Subject to subsection (c) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, and 3.04 to the same extent as if it were such Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were such Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(g) as though it were a Lender.

11.07          Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrower Agent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Credit Parties or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to a Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, any information not marked “PUBLIC” at the time of delivery will be deemed to be confidential; provided, that any information marked “PUBLIC may also be marked “Confidential”.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Each of the Loan Parties hereby authorize the Agent to publish the name of any Loan Party and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which the Agent elects to publish.  The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.08          Right of Setoff.  At any time during an Event of Default, with the consent of the Agent, each Credit Party and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Credit Party or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Credit Party or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of such Credit Party and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.09           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11          Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied shall remain outstanding.

Further, the provisions of Sections 3.01 and 3.04 and Article XI shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Credit Parties may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked.

11.12          Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13          Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b)          SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT AND/OR THE LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.14          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.15          Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.16          USA PATRIOT Act Notice.  Each Credit Party hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow each Credit Party to identify the Borrowers in accordance with the Act.

11.17          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Credit Parties are arm’s-length commercial transactions between each Loan Party, on the one hand, and the Credit Parties, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Credit Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates or any other Person and (B) no Credit Party has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iii) the Credit Parties may be engaged in a board range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Credit Party has any obligation to disclose any of such interests to any Loan Party or its Affiliates and (iv) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against any Credit Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18          Attachments.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein; except, that, in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.19          ORAL AGREEMENTS.  ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDIT PARTIES) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THE CREDIT AGREEMENT, THE LOAN DOCUMENTS AND THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Each Borrower acknowledges that there are no other agreements among the Credit Parties and any Borrower, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

11.20       Business Loan.  The Term Loan, including interest rate, fees and charges as contemplated hereby, is a business loan within the purview of 815 ILCS 205/4(l)(c), as amended from time to time.

[Remainder of page is intentionally left blank; signature page(s) follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

KATY INDUSTRIES, INC., a Delaware corporation

By:
Name:
Title:

CONTINENTAL COMMERCIAL PRODUCTS, LLC, a Delaware limited liability company

By:
Name:
Title:

FTW HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

FORT WAYNE PLASTICS, INC., an Indiana corporation

By:
Name:
Title:

Second Lien Credit and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GUARANTORS:

2155735 ONTARIO INC., an Ontario corporation

By:
Name:
Title:

CCP CANADA INC., an Ontario corporation

By:
Name:
Title:

Second Lien Credit and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AGENT:

VICTORY PARK MANAGEMENT, LLC

By:
Name:
Title:

LENDERS:

VPC SBIC I, LP

By:	Victory Park Capital Advisors, LLC, its investment manager

By:
Name:
Title:

Second Lien Credit and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER-RELATED LENDERS:

CENTREX PLASTICS, LLC, an Ohio limited liability company

By:
Name:
Title:

Second Lien Credit and Security Agreement

EXHIBIT A

FORM OF SECOND LIEN TERM NOTE

SECOND LIEN TERM LOAN NOTE

$[_____________]
[____________], 20[__]	New York, New York

FOR VALUE RECEIVED, the undersigned (“Borrowers”), HEREBY PROMISE TO PAY [__________________] (“Lender”) at the offices of Victory Park Management, LLC, a Delaware limited liability company (“VPM”), as administrative agent for the Lenders (in such capacity “Agent”), at 227 West Monroe Street, Suite 3900, Chicago, Illinois 60606, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of [____________________] ($[________]).  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Second Lien Credit Agreement (as hereinafter defined).

This Second Lien Term Loan Note (this “Note”) is one of the Second Lien Term Loan Notes issued pursuant to that certain Second Lien Credit and Security Agreement, dated as of April 7, 2015, by and among the Borrowers, VPM, in its capacity as administrative agent and collateral agent for the Lenders, the other Persons signatory thereto from time to time as Guarantors, and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Second Lien Credit Agreement”), and is entitled to the benefit and security of the Second Lien Credit Agreement and all of the other Loan Documents referred to therein.  Reference is hereby made to the Second Lien Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid.  The principal balance of the Second Lien Term Loan, the rate of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Second Lien Credit Agreement or this Note.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Second Lien Credit Agreement.  Interest thereon shall be paid until such principal amount is paid in full at such interest rate and at such times, and pursuant to such calculations, as are specified in the Second Lien Credit Agreement.  The terms of the Second Lien Credit Agreement are hereby incorporated herein by reference.

If any payment on this Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence and continuance of any Event of Default (and the expiration of any applicable grace periods provided in the Second Lien Credit Agreement), this Note may, as provided in the Second Lien Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by the Borrowers), be declared, and immediately shall become, due and payable.

Time is of the essence of this Note.

A - 1

Except as provided in the Second Lien Credit Agreement, this Note may not be assigned by Lender to any Person.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

BORROWERS:

KATY INDUSTRIES, INC., a Delaware corporation

By:
Name:
Title:

CONTINENTAL COMMERCIAL PRODUCTS, LLC, a Delaware limited liability company

By:
Name:
Title:

FTW HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

FORT WAYNE PLASTICS, INC., an Indiana corporation

By:
Name:
Title:

A - 2

EXHIBIT B

[RESERVED]
B - 1

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

Financial Statement Date:  __________, _____

To:	Victory Park Management, LLC, as Agent

Ladies and Gentlemen:

Reference is made to that certain Second Lien Credit and Security Agreement, dated as of April 7, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Katy Industries, Inc., a Delaware corporation (the “Company”), and each subsidiary of the Company that is or hereafter becomes a borrower party to the Agreement (each of the Company and each such subsidiary may be referred to herein individually, as a “Borrower” and collectively, as “Borrowers”), each other Person that is or hereafter becomes a guarantor party to the Agreement, the Lenders that are or hereafter become parties to the Agreement, Victory Park Management, LLC, as Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he is the _________________________________ of the Company, and that, as such, he is authorized to execute and deliver this Certificate to the Agent on the behalf of the Company, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements]

1.                   Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the Fiscal Year of the Company and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by said Section.

[Use following paragraph 1 for Fiscal Quarter-end financial statements]

1.                   Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the Fiscal Quarter of the Company and its Subsidiaries ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments case consistent with historical practices, and the absence of footnotes.

[Use following paragraph 1 for Fiscal Month-end financial statements]

1.                  Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(c) of the Agreement for the Fiscal Month of the Company and its Subsidiaries ended as of the above date.  Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments case consistent with historical practices, and the absence of footnotes.

2.                  The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3.                   A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company and its Subsidiaries performed and observed all its Obligations under the Loan Documents, and each Borrower performed and observed each covenant and condition of the Loan Documents applicable to it[, including, without limitation, Section 8.12 of the Agreement, and no Default has occurred and is continuing. <<OR>> except as the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status: _______________.]

4.                    The representations and warranties of the Loan Parties contained in Article VI of the Agreement, and any representations and warranties of the Loan Parties that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

[Use following paragraph 5 for Fiscal Quarter end and Fiscal-Year -end financial statements]

5.                   The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, _____.

CONTINENTAL COMMERCIAL PRODUCTS, LLC,
a Delaware limited liability company, as Borrower Agent

By:
Name:
Title:

For the twelve Fiscal Month period ended ___________________ (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 8.12(a) – Consolidated Fixed Charge Coverage Ratio.

A.
Consolidated EBITDA with respect to the Company and its Subsidiaries, on a consolidated basis, for the trailing twelve consecutive Fiscal Months (or other period specified in Section 8.12) ending on the above Statement Date (“Subject Period”):

	A.1.	Consolidated Net Income for the Subject Period:	$___________

	A.2.	Consolidated Interest Charges for Subject Period (net of interest income of the Company and its Subsidiaries for the Subject Period):	$___________

	A.3.	Federal, state, local and foreign income tax expense (net of income tax credits) for the Subject Period:	$___________

	A.4.	Depreciation and amortization for the Subject Period:	$___________

	A.5.	Non-cash compensation expenses, or other non-cash expenses or charges, for the Subject Period arising from the granting of stock options, stock appreciation rights or similar equity arrangements:	$___________

	A.6.	If agreed upon in writing by the Lender, non-cash expenses or losses and other non-cash charges incurred (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months):	$___________

	A.7.	LIFO reserves established during the Subject Period:	$___________

	A.8.	Management Fees which have been expensed for the Subject Period:	$___________

	A.9.	Reasonable costs and expenses incurred by the Loan Parties in connection with the negotiation, documentation and closing of the Centrex Acquisition in an aggregate amount not to exceed $120,000 in total and incurred no later than sixty (60) days after the Closing Date:	$___________

	A.10.	Non-cash income, gains or profits or LIFO reserves for Subject Period, in each case as determined for the Company and its Subsidiaries on a Consolidated basis:	$___________

	A.11.	Facility Relocation Expenses incurred and paid in cash for such period:	$___________

	A.12.	Up to $534,000 in tenant improvement proceeds actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) under the Jefferson City Lease during the Subject Period:	$___________

	A.13.	Up to $500,000 actually received in cash by CCP (or paid on its behalf directly to the applicable vendor) from the City of Jefferson for building improvements at the premises leased under the Jefferson City Lease) during the Subject Period:	$___________

	A.14.	Net Facility Relocation Expenses (Lines I.A.11 -I.A.12. - I.A.13)	$___________

	A.15.	Consolidated EBITDA (Lines I.A.1. + I.A.2. + I.A.3. + I.A.4. + I.A.5. + I.A.6. + I.A.7. + I.A.8. + I.A.9. - I.A.10. - I.A.14):	$___________

B.	Consolidated Fixed Charges for the Subject Period:

	B.1.	Consolidated Interest Charges paid or required to be paid in cash for the Subject Period:	$___________

	B.2.	All principal repayments made or required to be made of Consolidated Funded Indebtedness during the Subject Period, but excluding any repayments of principal of any Revolving Loan and further excluding any such payments to the extent constituting a refinancing of such Consolidated Funded Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02 of the Agreement:	$___________

	B.3.	All Restricted Payments made in cash for the Subject Period:	$___________

	B.4.	Aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by Company and its Subsidiaries for the Subject Period:	$___________

	B.5.	Cash contributions made to any Pension Plan or Foreign Plan (to the extent no deducted in the calculation of the Consolidated Net Income) during the Subject Period:	$___________

	B.6.	Monthly Equipment Amortization Amount:	$___________

	B.7.	Monthly Real Estate Amortization Amount:	$___________

	B.8	Management Fees paid in cash during the Subject Period:	$___________

	B.9.	Payments made in cash in respect of the Centrex Earnout (including Centrex Earnout Payments) for the Subject Period:	$___________

	B.10.	Consolidated Fixed Charges (Sum of I.B.1. + I.B.2. + I.B.3. + I.B.4. + I.B.5. + I.B.6. + I.B.7. + I.B.8. + I.B.9.):	$___________

C.	Consolidated Capital Expenditures for the Subject Period:

	C.1.	Consolidated Capital Expenditures, without giving effect to the exclusions specified in the definition thereof in the Credit Agreement:	$___________

	C.2.	Consolidated Capital Expenditures financed by interest bearing Indebtedness (excluding the revolving loans):	$___________

	C.3.	Consolidated Capital Expenditures made with Net Cash Proceeds from any Disposition described in clauses (b) and (d) of Section 8.05:	$___________

	C.4.	Consolidated Capital Expenditures made with Insurance Proceeds or Condemnation Awards from any Event of Loss with respect to any property or asset, in each case, or the extent such proceeds and reinvested within one hundred (180) days of receipt thereof:	$___________

	C.5.	Consolidated Capital Expenditures constituting any portion of the purchase price of the Centrex Acquisition which is accounted for as a Consolidated Capital Expenditure:	$___________

	C.6.	Financed Capital Expenditures (excluding all Facility Relocation Capital Expenditures) (Lines I.C.2. + I.C.3. + I.C.4. + I.C.5.)	$___________

	C.7.	Any expenditures for equipment or other property purchased simultaneously or substantially concurrently with the trade-in of existing equipment or property owned by any Borrower or any of its Subsidiaries for the Subject Period, except to the extent such expenditures exceeds the amount of credit received for such trade-in	$___________

	C.8	Facility Relocation Capital Expenditures (to the extent not exceeding $3,900,000 during the term of the Credit Agreement)	$

	C.9.	Consolidated Capital Expenditures (Lines I.C.1. - I.C.6. - I.C.7. - I.C.8.):	$___________

		Maximum Permitted:	$___________

D.	Consolidated Fixed Charge Coverage Ratio ((Line I.A.15. – Line I.C.9.) ÷ Line I.B.10.):		$

		Minimum Required:	___ to 1.00

II. Section 8.12(e) - Leverage Ratio

	A.	Total Indebtedness	$___________

	B.	Consolidated EBITDA (Line I.A.15)	$___________

	C.	Leverage Ratio (Line II.A divided by Line II.B)	___ to 1.00

		Maximum Permitted:	___ to 1.00

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Lien Credit and Security Agreement, dated as of April 7, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement) by and among Katy Industries, Inc., a Delaware corporation (the “Company;”), Continental Commercial Products, LLC, a Delaware limited liability company, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation (each of the foregoing, together with each other Person that joins this Agreement as a “Borrower”, individually and collectively, “Borrower” or “Borrowers”), each other Person that is or hereafter becomes party to the Agreement as a guarantor, the financial institutions and other entities that are or hereafter become parties to the Agreement as lenders (collectively, the “Lenders”), Victory Park Management, LLC, as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Section 3.01(g) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________________, 20[_]

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EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Lien Credit and Security Agreement, dated as of April 7, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement) by and among Katy Industries, Inc., a Delaware corporation (the “Company;”), Continental Commercial Products, LLC, a Delaware limited liability company, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation (each of the foregoing, together with each other Person that joins this Agreement as a “Borrower”, individually and collectively, “Borrower” or “Borrowers”), each other Person that is or hereafter becomes party to the Agreement as a guarantor, the financial institutions and other entities that are or hereafter become parties to the Agreement as lenders (collectively, the “Lenders”), Victory Park Management, LLC, as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Section 3.01(g) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________________, 20[_]

E-2 - 1

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Lien Credit and Security Agreement, dated as of April 7, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement) by and among Katy Industries, Inc., a Delaware corporation (the “Company;”), Continental Commercial Products, LLC, a Delaware limited liability company, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation (each of the foregoing, together with each other Person that joins this Agreement as a “Borrower”, individually and collectively, “Borrower” or “Borrowers”), each other Person that is or hereafter becomes party to the Agreement as a guarantor, the financial institutions and other entities that are or hereafter become parties to the Agreement as lenders (collectively, the “Lenders”), Victory Park Management, LLC, as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Section 3.01(g) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________________, 20[_]

E-3 - 1

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Lien Credit and Security Agreement, dated as of April 7, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement) by and among Katy Industries, Inc., a Delaware corporation (the “Company;”), Continental Commercial Products, LLC, a Delaware limited liability company, FTW Holdings, Inc., a Delaware corporation, Fort Wayne Plastics, Inc., an Indiana corporation (each of the foregoing, together with each other Person that joins this Agreement as a “Borrower”, individually and collectively, “Borrower” or “Borrowers”), each other Person that is or hereafter becomes party to the Agreement as a guarantor, the financial institutions and other entities that are or hereafter become parties to the Agreement as lenders (collectively, the “Lenders”), Victory Park Management, LLC, as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Section 3.01(g) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________________, 20[_]

E-4 - 1